Filed pursuant to Rule 424(b)(2). Registration No. 333-139239. A filing fee of $16,050 calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered by means of this prospectus supplement and the accompanying prospectus from the registration statement filed December 11, 2006. This paragraph shall be deemed to update the “Calculation of Registration Fee” table in the registration statement referred to above.

$150,000,000
Avista Corporation
First Mortgage Bonds, 5.70% Series due 2037

Our First Mortgage Bonds, 5.70% Series due 2037 (the “Offered Bonds”), constitute a series of our Bonds described in the accompanying prospectus.

We will pay interest on the Offered Bonds on January 1 and July 1 of each year. The first such payment will be made on July 1, 2007. The Offered Bonds will mature on July 1, 2037, unless redeemed on an earlier date. The Offered Bonds are redeemable at our option, in whole at any time or in part from time to time, at a “make-whole” price as described herein. See “Description of the Offered Bonds”.

The Offered Bonds will be secured equally with all other bonds outstanding under our Mortgage. Payments of principal of and interest on the Offered Bonds, when due as discussed in this prospectus supplement, will be insured by a financial guaranty insurance policy to be issued by XL Capital Assurance, Inc.

See “Risk Factors” on page S-3 of this prospectus supplement and on page 3 of the accompanying prospectus to read about certain factors you should consider before buying the Offered Bonds.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Bond	Total

Initial public offering price	99.852%	$149,778,000
Underwriting discount	.875%	$1,312,500
Proceeds, before expenses, to Avista	98.977%	$148,465,500

The initial public offering price set forth above does not include accrued interest, if any. Interest on the Offered Bonds will accrue from December 15, 2006 and must be paid by the purchasers if the Offered Bonds are delivered after December 15, 2006.

The underwriters expect to deliver the Offered Bonds to the purchasers through the facilities of The Depository Trust Company against payment in New York, New York on December 15, 2006.

Sole Book-Running Manager
Goldman, Sachs & Co.

Senior Lead Managers

BNY Capital Markets, Inc.	KeyBanc Capital Markets

Co-Managers

A.G. Edwards	Banc of America Securities LLC

Prospectus Supplement dated December 12, 2006

This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about Avista Corporation that is not included in or delivered with the prospectus. This information is available to you as set forth in the accompanying prospectus under “Where You Can Find More Information”.

Prospectus Supplement

Prospectus

We have not authorized anyone to give you any information other than this prospectus supplement and the accompanying prospectus. You should assume that the information contained or incorporated in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. We are not offering to sell the Offered Bonds and we are not soliciting offers to buy the Offered Bonds in any jurisdiction in which offers are not permitted.

RISK FACTORS

Investing in the Offered Bonds involves risk. You should review all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest. See “Where You Can Find More Information” in the accompanying prospectus. In particular, you should carefully consider the risks and uncertainties discussed in Avista’s Annual Report on Form 10-K incorporated herein by reference in Item 1A “Risk Factors” and under “Forward-Looking Statements” in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (which have been updated in Quarterly Reports on Form 10-Q filed subsequently to such Annual Report on Form 10-K and incorporated herein by reference).

In addition to the risks and uncertainties referred to above, there are certain risks associated with the Offered Bonds as described below.

We cannot assure you that an active trading market for the Offered Bonds will develop.

We do not intend to apply for listing of the Offered Bonds on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the Offered Bonds, the ability of the bondholders to sell their Offered Bonds or the price at which the bondholders will be able to sell the Offered Bonds. Future trading prices of the Offered Bonds will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

The underwriters have informed us that they intend to make a market in the Offered Bonds. However, the underwriters are not obligated to do so, and any such market making activity may be terminated at any time without notice. If a market for the Offered Bonds does not develop, purchasers may be unable to resell the Offered Bonds for an extended period of time. Consequently, a bondholder may not be able to liquidate its investment readily, and the Offered Bonds may not be readily accepted as collateral for loans. In addition, such market making activity will be subject to restrictions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

From time to time, we make forward-looking statements such as statements regarding future financial performance, capital expenditures, dividends, capital structure and other financial items, and assumptions underlying these statements (many of which are based, in turn, upon further assumptions), as well as strategic goals and objectives and plans for future operations. Such statements are made both in our reports filed under the Securities Exchange Act of 1934, as amended, and elsewhere. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of words such as, but not limited to, “will,” “may,” “could,” “should,” “intends,” “plans,” “seeks,” “anticipates,” “estimates,” “expects,” “projects,” “predicts,” and similar expressions.

All forward-looking statements are subject to a variety of risks and uncertainties and other factors, most of which are beyond our control and many of which could have a significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements. Such risks, uncertainties and other factors include, among others, those listed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Forward-Looking Statements” in our annual and quarterly reports incorporated herein by reference, as well as those discussed in “Risk Factors” in such reports incorporated herein by reference.

Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis including, without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. However, there can be no assurance that our expectations, beliefs or projections will be achieved or accomplished.

Furthermore, any forward-looking statement speaks only as of the date on which such statement is made. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

THE COMPANY

General

Avista Corporation, which was incorporated in the Territory of Washington in 1889 (sometimes called “Avista”), is an energy company engaged in the generation, transmission and distribution of energy and, through its subsidiaries, in other energy-related businesses. Our corporate headquarters are in Spokane, Washington, center of the Inland Northwest geographic region. Agriculture, mining and lumber were the primary industries in the Inland Northwest for many years; today health care, education, finance, electronic and other manufacturing, tourism and service sectors are growing in importance.

Avista’s businesses are divided into four segments, as follows:

•	Avista Utilities — generation, transmission and distribution of electric energy and distribution of natural gas to retail customers, as well as wholesale purchases and sales of electric capacity and energy. This business segment is conducted by an operating division of Avista Corporation known as “Avista Utilities”.

•	Energy Marketing and Resource Management — electricity and natural gas marketing, trading and resource management. This business segment is conducted primarily by Avista Energy, Inc., which is an indirect subsidiary of Avista Corporation.

•	Advantage IQ — facility information and cost management services for multi-site customers. This business segment is conducted by Advantage IQ, Inc., which is an indirect subsidiary of Avista Corporation.

•	Other — includes sheet metal fabrication, radiant floor heating systems and certain real estate investments. This business segment is conducted by various indirect subsidiaries of Avista Corporation. Avista intends to limit its future investments in this business segment.

Avista Energy, Inc., Advantage IQ, Inc. and the various companies in the “Other” business segment are subsidiaries of Avista Capital, Inc., which is a direct, wholly-owned subsidiary of Avista Corporation.

Avista Utilities

Avista Utilities provides electric distribution and transmission as well as natural gas distribution services in parts of eastern Washington and northern Idaho with a population of approximately 865,000. It also provides natural gas distribution service in parts of northeast and southwest Oregon with a population of approximately 470,000. At December 31, 2005, Avista Utilities supplied retail electric service to a total of approximately 338,000 customers and retail natural gas service to a total of approximately 297,000 customers across its entire service territory.

In addition to providing electric transmission and distribution services, Avista Utilities generates electricity from its generating facilities which have a total net capability of approximately 1,800 megawatts (“MW”). Avista Utilities owns and operates hydroelectric projects having a total net capability of approximately 980 MW, a wood-waste fueled generating station having a net capability of 50 MW, gas-fired generating facilities having a total net capability of 548 MW and an undivided interest in a coal-fired generating station with entitlement to 222 MW of net capability. In addition to its own resources, Avista Utilities is party to a number of long-term power purchase and exchange contracts that increase its available resources.

Energy Marketing and Resource Management

Avista Energy operates primarily within the Western Electricity Coordinating Council geographic area, which is comprised of eleven western states as well as the provinces of British Columbia and Alberta, Canada. Avista Energy focuses on optimization of generation assets owned by other entities, long-term electric supply contracts, natural gas storage, and electric transmission and natural gas transportation arrangements. Avista Energy is also involved in trading electricity and natural gas, including derivative commodity instruments.

Advantage IQ

Advantage IQ’s solutions are designed to provide companies with critical and easy-to-access information that enables them to proactively manage and reduce their utility, telecom and waste management expenses. Its primary product lines include consolidated billing, resource accounting, energy analysis and load profiling services.

Other

The Other business segment includes several subsidiaries, including Avista Ventures, Inc., Pentzer Corporation, Avista Development and certain other operations of Avista Capital. Included in this business segment is Advanced Manufacturing and Development, a subsidiary of Avista Ventures, Inc.

USE OF PROCEEDS

We will use net proceeds from the sale of the Offered Bonds, together with other available funds, to pay $150 million of 7.75% First Mortgage Bonds which mature on January 1, 2007.

COMMON STOCK OFFERING

Avista is offering by a separate prospectus supplement 2,750,000 additional shares (the “New Shares”) of its common stock, no par value, (excluding any shares which would be issued upon the exercise of an underwriters’ over-allotment option). The offering and sale of the Offered Bonds and the New Shares are separate transactions, not contingent one upon the other. We will use the net proceeds from the sale of the New Shares to fund capital expenditures, to pay maturing debt, to pay short-term borrowings under our committed line of credit and for other corporate purposes.

SUMMARY FINANCIAL INFORMATION

Set forth below is certain summary consolidated financial information for the nine months ended September 30, 2006 and 2005 and for the years ended December 31, 2005 and 2004. This financial information has been derived from the consolidated financial statements of Avista, which are incorporated herein by reference. This information should be read in conjunction with our consolidated financial statements and related notes, management’s discussion and analysis of results of operations and other financial information which are incorporated by reference herein.

	9 Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004
	(In millions)

Operating Revenues	$1,080	$901	$1,360	$1,152
Income from Operations	148	92	152	140
Income From Continuing Operations	55	20	45	36
Net Income	55	20	45	35

			Year Ended
	12 Months Ended September 30,		December 31,
	2006	2005	2005	2004

Ratios of Earnings to Fixed Charges(1)	2.28	1.70	1.75	1.60

(1)	The ratios for the years 2003, 2002 and 2001 were 1.88, 1.69 and 1.98, respectively. The ratios are computed using the consolidated earnings and fixed charges of Avista and its subsidiaries. Earnings consist of Income from Continuing Operations increased by income tax expense and fixed charges. Fixed charges consist of interest on debt, net amortization of debt expense and premium, and the interest portion of rentals.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2006 as well as our consolidated cash balance and short-term debt (including the current portion of long-term debt). The following data are unaudited and qualified in their entirety by our financial statements and other information incorporated herein by reference. See “Use of Proceeds” and “Common Stock Offering”.

As of September 30, 2006
Unaudited
(In millions)

Cash and cash equivalents	$32

Short-term debt (including current portion of long-term debt)(1)	233
Current portion of preferred stock (subject to mandatory redemption)	26
Long-term debt(1)	819
Long-term debt to affiliated trusts	113
Common equity	819

Total capitalization	$2,010

(1)	Long-term debt includes $530.5 million of secured debt, which includes first mortgage bonds (or debt secured by first mortgage bonds). Short-term debt includes $150.0 million of maturing first mortgage bonds and indebtedness outstanding under Avista Corp.’s $320.0 million revolving credit agreement, of which $62.0 million had been borrowed and was outstanding at September 30, 2006. Avista Corp. has delivered $320.0 million of non-transferable first mortgage bonds to the agent bank in order to secure its obligations under the revolving credit agreement.

DESCRIPTION OF THE OFFERED BONDS

The following description of the particular terms of the Offered Bonds supplements the description of the general terms and provisions of the Bonds set forth under “Description of the Bonds” in the accompanying prospectus, to which description reference is hereby made. Certain capitalized terms used and not defined in this prospectus supplement are defined under “Description of the Bonds” in the accompanying prospectus.

General

The Offered Bonds will be issued as one series of Bonds under our Mortgage, which is more fully described in the accompanying prospectus.

The Offered Bonds will be issued in fully registered form only, without coupons. The Offered Bonds will be initially represented by one or more fully registered global securities (the “Global Securities”) deposited with or on behalf of The Depository Trust Company (“DTC”), as depositary, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “Book-Entry Only Issuance — The Depository Trust Company”. The authorized denominations of the Offered Bonds will be $1,000 and any larger amount that is an integral multiple of $1,000. Except in limited circumstances described below, the Offered Bonds will not be exchangeable for Offered Bonds in definitive certificated form.

Principal, Maturity and Interest

We are issuing $150,000,000 aggregate principal amount of Offered Bonds. The Offered Bonds will mature on July 1, 2037. We may, without the consent of holders of the Offered Bonds, issue additional bonds of the same series having the same interest rate, maturity and other terms (except the public offering price and issue date) as the Offered Bonds. Interest on the Offered Bonds will accrue at the rate of 5.70% per annum and will be payable semi-annually in arrears on January 1 and July 1 of each year (each such date, an “Interest Payment Date”), and at maturity. The first such payment will be made on July 1, 2007. We will make each interest payment to the holders of record on the immediately preceding December 15 and June 15.

Interest on the Offered Bonds will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

The Offered Bonds will be redeemable in whole at any time, or in part from time to time, at the option of Avista, at a redemption price equal to the greater of:

•	100% of the principal amount of the Offered Bonds being redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal of and interest (not including any portion of any scheduled payment of interest which accrued prior to the redemption date) on the Offered Bonds being redeemed discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield plus 20 basis points, plus, in either of the above cases, accrued interest on such Offered Bonds to the redemption date.

“Treasury Yield” means, with respect to any redemption of Offered Bonds, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price. The Treasury Yield will be calculated as of the third business day preceding the redemption date or, if the Offered Bonds to be redeemed are to be defeased prior to the redemption date in accordance with the terms of the Mortgage, then as of the third business day prior to the earlier of (x) the date notice of such redemption is mailed to bondholders and (y) the date irrevocable arrangements with the Mortgage Trustee for the mailing of such notice have been made, as the case may be (the “Calculation Date”).

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Offered Bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Offered Bonds.

“Comparable Treasury Price” means (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the Calculation Date, as set forth in the H.15 Daily Update of the Federal Reserve Bank of New York or (2) if such release (or any successor release) is not published or does not contain such prices on the Calculation Date, the Reference Treasury Dealer Quotation for the Calculation Date.

“H.15(519)” means the weekly statistical release entitled “Statistical Release H.15 (519)”, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

“Independent Investment Banker” means Goldman, Sachs & Co., BNY Capital Markets, Inc. or, if so determined by us, any other independent investment banking institution of national standing appointed by Avista and reasonably acceptable to the Mortgage Trustee.

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer, the average, as determined by the Mortgage Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Mortgage Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the Calculation Date).

“Reference Treasury Dealer” means a primary U.S. Government securities dealer in New York City appointed by Avista and reasonably acceptable to the Mortgage Trustee.

Special Insurance Provisions

Subject to the provisions of the Mortgage, so long as the Insurer (as defined below) is not in default under the financial guaranty insurance policy, as discussed below under the heading “The Financial Guaranty Insurance Policy”, the Insurer shall be entitled to exercise all rights and remedies of the holders of the Offered Bonds upon the occurrence and continuation of a Completed Default under the Mortgage. In addition, the Company will not enter into any amendment or other modification of the Mortgage that would require the consent of holders of Offered Bonds without the prior consent of the Insurer.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as initial securities depositary for the Offered Bonds. The Offered Bonds will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global certificates will be issued, representing in the aggregate the total principal amount of Offered Bonds and will be deposited with DTC or a custodian therefor.

The following is based upon information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for equity issues, corporate and municipal debt issues and money market instruments from many countries that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by The New York Stock Exchange, Inc. (the “NYSE”), the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “Participants”). The DTC rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of Offered Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Offered Bonds on DTC’s records. The ownership interest of each actual purchaser of each Offered Bond (“Beneficial Owner”) is in turn to be recorded on the Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmation providing details of the transactions, as well as periodic statements of their holdings, from Participants through which the Beneficial Owners purchased the Offered Bonds. Transfers of ownership interests in the Offered Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Offered Bonds, except in the event that use of the book-entry system for the Offered Bonds is discontinued.

To facilitate subsequent transfers, all Offered Bonds deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Offered Bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Offered Bonds; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Offered Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the Offered Bonds are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Offered Bonds unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct

Participants to whose accounts the Offered Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Offered Bonds will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Mortgage Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participants and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of payments to Direct Participants is the responsibility of DTC, and disbursement of payments to the Beneficial Owners is the responsibility of the Participants.

DTC may discontinue providing its services as depositary for the Offered Bonds at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, certificates for the Offered Bonds will be delivered to the Beneficial Owners. Additionally, we may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depositary) with respect to the Offered Bonds. In that event, certificates for the Offered Bonds will be printed and delivered to the holders of record.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from DTC, and neither we nor the underwriters take any responsibility for the accuracy thereof. Neither we, the Mortgage Trustee nor the underwriters will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Offered Bonds or for maintaining, supervising or reviewing any such records.

Except as provided herein, a Beneficial Owner of an interest in a global Offered Bond certificate may not receive physical delivery of the Offered Bonds. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Offered Bonds.

Miscellaneous

At September 30, 2006, $1,000.6 million of Mortgage Securities were outstanding. This amount includes $492.6 million of non-transferable Mortgage Securities which were issued in order to provide the benefit of the lien of the Mortgage to secure other of our debt obligations.

THE FINANCIAL GUARANTY INSURANCE POLICY

Concurrently with the issuance of the Offered Bonds, XL Capital Assurance Inc. (the “Insurer”) will issue a financial guaranty insurance policy relating to the Offered Bonds (the “Policy”). The Mortgage Trustee will hold the Policy for the benefit of the holders of the Offered Bonds. The form of the Policy is attached to this prospectus supplement as Exhibit A. The following summary of the terms of the Policy is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Policy. Capitalized terms used under this heading which are not otherwise defined in this prospectus supplement have the meanings set forth in the Policy.

Under the Policy, the Insurer will guarantee, subject to the terms of the Policy, payment of the Scheduled Payments of principal of and interest on the Offered Bonds. Accordingly, the Policy will insure the payment of principal on the stated maturity date only and the payment of interest on the stated interest payment dates only. The Insurer will make any such Scheduled Payment on the later of (1) (a) one Business Day following receipt by the Insurer of a notice from the Mortgage Trustee that such Scheduled Payment has not been made and (b) the Business Day on which such Scheduled Payment is due.

If any Offered Bonds become subject to redemption and insufficient funds are available for redemption of all Offered Bonds called for redemption, the Insurer will remain obligated to pay principal of and interest on the unredeemed portion of such Offered Bonds only on the originally scheduled principal and interest payment dates. In the event of any acceleration of the maturity of all Mortgage Securities following a Completed Default under the Mortgage (whether or not the Insurer shall have voted for or consented to such acceleration), the insured payments in respect of the Offered Bonds will be made only at such times and in such amounts as would have been made had there not been such an acceleration.

In the event that the Mortgage Trustee has notice that any Scheduled Payment of principal of or interest on the Offered Bonds which has become due for payment on any regularly scheduled principal payment date or interest payment date and which is made to a holder by or on behalf of the Company has been deemed an avoidable preference and theretofore recovered from its holder under the United States Bankruptcy Code in accordance with a final order of a court of competent jurisdiction, such holder will be entitled to payment from the Insurer to the extent of such recovery.

The Policy does not insure any risk other than Nonpayment or Avoided Payment of principal of or interest on the Offered Bonds. Specifically, the Policy does not cover:

•	payment upon acceleration following a Completed Default, upon redemption at the option of the Company or upon any other advancement of maturity;

•	a payment of any redemption premium;

•	nonpayment of principal or interest caused by the insolvency or negligence of the Mortgage Trustee;

•	shortfalls attributable to any liability of the Company for taxes or withholding taxes, if any, including interest and penalties in respect of any such liability; or

•	losses suffered as a result of a holder’s inability to sell Offered Bonds.

Upon payment of the insurance benefits with respect to an Offered Bond, the Insurer will become the owner of such Offered Bond, or of the right to receive payment of the amount of principal of or interest on such Offered Bond paid by it, and will be fully subrogated to the rights to payment of the holder.

The Policy may not be cancelled or revoked by XLCA for any reason.

The Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

THE INSURER

The information set forth below has been provided by the Insurer for use in this prospectus supplement. None of the Company, the Mortgage Trustee or any Underwriter makes any representation or warranty or assumes any responsibility with respect to the information concerning the Insurer or its parent contained or incorporated into this prospectus supplement. Neither the Company nor any Underwriter has made any independent investigation of the Insurer. The Policy does not constitute a part of the contract between the Company and the holders of the Offered Bonds. Except for the payment of the premium for the Policy to the Insurer, the Company has no responsibility whatsoever with respect to the Policy, including the maintenance or enforcement of the Policy or collection of amounts payable under the Policy.

The Insurer accepts no responsibility for the accuracy or completeness of the prospectus supplement or any other information or disclosure contained herein, or omitted herefrom, other than with respect to the accuracy of the information regarding the Insurer and its affiliates set forth under this heading and the information regarding the Policy set forth under “The Financial Guaranty Insurance Policy”. In addition, the Insurer makes no representation regarding the Offered Bonds and expresses no opinion as to the advisability of investing in the Offered Bonds.

General

XL Capital Assurance Inc., the Insurer (also called “XLCA”), is a monoline financial guaranty insurance company incorporated under the laws of the State of New York. The Insurer is currently licensed to do insurance business in, and is subject to the insurance regulation and supervision by, all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Singapore.

The Insurer is an indirect wholly owned subsidiary of Security Capital Assurance Ltd (“SCA”), a company organized under the laws of Bermuda. Through its subsidiaries, SCA provides credit enhancement and protection products to the public finance and structured finance markets throughout the United States and internationally. XL Capital Ltd beneficially owns approximately 63% of SCA’s outstanding shares. The common shares of SCA are publicly traded in the United States and listed on the New York Stock Exchange (NYSE: SCA). SCA is not obligated to pay the debts of or claims against the Insurer.

Financial Strength and Financial Enhancement Ratings of XLCA

The Insurer’s insurance financial strength is rated “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”) and “AAA” by Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (“S&P”) and Fitch, Inc. (“Fitch”). In addition, the Insurer has obtained a financial enhancement rating of “AAA” from Standard & Poor’s. These ratings reflect Moody’s, Standard & Poor’s and Fitch’s current assessment of the Insurer’s creditworthiness and claims-paying ability as well as the reinsurance arrangement with XL Financial Assurance Ltd. (“XLFA”) described under “Reinsurance” below.

The above ratings are not recommendations to buy, sell or hold securities, including the Bonds and are subject to revision or withdrawal at any time by Moody’s, S&P or Fitch. Any downward revision or withdrawal of these ratings may have an adverse effect on the market price of the Bonds. The Insurer does not guaranty the market price of the Bonds nor does it guaranty that the ratings on the Bonds will not be revised or withdrawn.

Reinsurance

The Insurer has entered into a facultative quota share reinsurance agreement with XLFA, an insurance company organized under the laws of Bermuda, and an affiliate of the Insurer. Pursuant to this reinsurance agreement, the Insurer expects to cede up to 75% of its business to XLFA. The Insurer may also cede reinsurance to third parties on a transaction-specific basis, which cessions may be any or a combination of quota share, first loss or excess of loss. Such reinsurance is used by the Insurer as a risk management device and to comply with statutory and rating agency requirements and does not alter or limit the Insurer’s obligations under any financial guaranty insurance policy. With respect to any transaction insured by XLCA, the percentage of risk ceded to XLFA may be less than 75% depending on certain factors including, without limitation, whether XLCA has obtained third party reinsurance covering the risk. As a result, there can be no assurance as to the percentage reinsured by XLFA of any given financial guaranty insurance policy issued by XLCA, including the Policy.

Based on the audited financials of XLFA, as of December 31, 2005, XLFA had total assets, liabilities, redeemable preferred shares and shareholders’ equity of $1,394,081,000, $704,007,000, $39,000,000 and $651,074,000, respectively, determined in accordance with generally accepted accounting principles in the United States (“US GAAP”). XLFA’s insurance financial strength is rated “Aaa” by Moody’s and “AAA” by S&P and Fitch Inc. In addition, XLFA has obtained a financial enhancement rating of “AAA” from S&P.

The ratings of XLFA or any other member of the SCA group of companies are not recommendations to buy, sell or hold securities, including the Bonds and are subject to revision or withdrawal at any time by Moody’s, Standard & Poor’s or Fitch.

Notwithstanding the capital support provided to the Insurer described in this section, the bondholders will have direct recourse against the Insurer only, and XLFA will not be directly liable to the bondholders.

Capitalization of the Insurer

Based on the audited financials of XLCA, as of December 31, 2005, XLCA had total assets, liabilities, and shareholder’s equity of $953,706,000, $726,758,000, and $226,948,000, respectively, determined in accordance with U.S. GAAP.

Based on the audited statutory financial statements for XLCA as of December 31, 2005 filed with the State of New York Insurance Department, XLCA has total admitted assets of $328,231,000, total liabilities of $139,392,000, total capital and surplus of $188,839,000 and total contingency reserves of $13,031,000 determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities (“SAP”).

Incorporation by Reference of Financials

For further information concerning XLCA and XLFA, see the financial statements of XLCA and XLFA, and the notes thereto, incorporated by reference in this Prospectus Supplement. The financial statements of XLCA and XLFA are included as exhibits to the periodic reports filed with the Securities and Exchange Commission (the “Commission”) by SCA, with respect to all periods ending after August 4, 2006, and by XL Capital Ltd, with respect to all periods ending prior to August 4, 2006, and may be reviewed at the EDGAR website maintained by the Commission. All financial statements of XLCA and XLFA included in, or as exhibits to, documents filed by SCA or XL Capital Ltd pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or prior to the date of this Prospectus Supplement, or after the date of this Prospectus Supplement but prior to termination of the offering of the Bonds, shall be deemed incorporated by reference in this Prospectus Supplement. Except for the financial statements of XLCA and XLFA, no other information contained in the reports filed with the Commission by SCA or XL Capital Ltd is incorporated by reference. Copies of the statutory quarterly and annual statements filed with the State of New York Insurance Department by XLCA are available upon request to the State of New York Insurance Department.

Regulation of the Insurer

The Insurer is regulated by the Superintendent of Insurance of the State of New York. In addition, the Insurer is subject to regulation by the insurance laws and regulations of the other jurisdictions in which it is licensed. As a financial guaranty insurance company licensed in the State of New York, the Insurer is subject to Article 69 of the New York Insurance Law, which, among other things, limits the business of each insurer to financial guaranty insurance and related lines, prescribes minimum standards of solvency, including minimum capital requirements, establishes contingency, loss and unearned premium reserve requirements, requires the maintenance of minimum surplus to policyholders and limits the aggregate amount of insurance which may be written and the maximum size of any single risk exposure which may be assumed. The Insurer is also required to file detailed annual financial statements with the New York Insurance Department and similar supervisory agencies in each of the other jurisdictions in which it is licensed.

The extent of state insurance regulation and supervision varies by jurisdiction, but New York and most other jurisdictions have laws and regulations prescribing permitted investments and governing the payment of dividends, transactions with affiliates, mergers, consolidations, acquisitions or sales of assets and incurrence of liabilities for borrowings.

The Financial Guaranty Insurance Policies issued by the Insurer, including the Insurance Policy, are not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

The principal executive offices of the Insurer are located at 1221 Avenue of the Americas, New York, New York 10020 and its telephone number at this address is (212) 478-3400.

RATINGS

It is anticipated that Moody’s and S&P will assign the Offered Bonds ratings of “Aaa” and “AAA”, respectively, conditioned upon the issuance and delivery by the Insurer at the time of the delivery of the Offered Bonds of the Policy. Such ratings reflect only the views of such rating agencies, and an explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses: Moody’s Investors Services, Inc., 99 Church Street, New York, New York 10007; Standard & Poor’s Corporation, 55 Water Street, New York, New York 10041. Ratings are not recommendations to buy, sell or hold securities. There is no assurance that ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by the rating agencies if, in their judgment, circumstances warrant. Neither we nor any underwriter has undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the Offered Bonds. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the Offered Bonds.

At the date of this prospectus supplement, each of such rating agencies maintains four categories of investment grade ratings. They are Moody’s – Aaa, Aa, A and Baa and for Standard & Poor’s – AAA, AA, A and BBB. Moody’s defines “Aaa” as representing the best quality debt obligation carrying the smallest degree of investment risk. S&P defines “AAA” as the highest rating assigned to a debt obligation.

UNDERWRITING

We and the underwriters for the offering named below (the “Underwriters”) have entered into an underwriting agreement with respect to the Offered Bonds. Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of Offered Bonds indicated in the following table.

Principal Amount
of Offered
Underwriter	Bonds

Goldman, Sachs & Co.	$90,000,000
BNY Capital Markets, Inc.	22,500,000
KeyBanc Capital Markets, a Division of McDonald Investments Inc.	22,500,000
A.G. Edwards & Sons, Inc.	7,500,000
Banc of America Securities LLC	7,500,000

Total	$150,000,000

The Underwriters are committed to take and pay for all of the Offered Bonds being offered, if any are taken.

Offered Bonds sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus Supplement. Any Offered Bonds sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.50% of the principal amount of Offered Bonds. Any such securities dealers may resell any Offered Bonds purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of Offered Bonds. If all the Offered Bonds are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

The Offered Bonds are a new issue of securities with no established trading market. We have been advised by the Underwriters that the Underwriters intend to make a market in the Offered Bonds but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Bonds or that an active public market for the Offered Bonds will develop. If any active public trading market for the Offered Bonds does not develop, the market price and liquidity of the Offered Bonds may be adversely affected. See “Risk Factors”.

From the date of this prospectus supplement and continuing to and including the later of (i) the completion of the distribution of the Offered Bonds (but in no event shall such period exceed 90 days from the delivery of the Offered Bonds) and (ii) the delivery of the Offered Bonds, we have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any debt securities substantially similar to the Offered Bonds, without the prior written consent of the representatives of the Underwriters.

In connection with the offering of the Offered Bonds, the Underwriters may purchase and sell Offered Bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of Offered Bonds than they are required to purchase in the offering of the Offered Bonds. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Offered Bonds while the offering of the Offered Bonds is in progress.

The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased Offered Bonds sold by or for the account of such Underwriter in stabilizing or short covering transactions.

These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Offered Bonds. As a result, the price of the Offered Bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses related to the offering of the Offered Bonds, excluding underwriting discounts and commissions, will be approximately $500,000.

We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Certain of the Underwriters and their respective affiliates have, from time to time, performed and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

The validity of the Offered Bonds and certain other matters will be passed upon for Avista by Dewey Ballantine LLP, counsel to Avista, and Marian M. Durkin, Esq., Senior Vice President, General Counsel and Chief Compliance Officer of Avista. The validity of the Offered Bonds and certain other matters will be passed upon for the Underwriters by Latham & Watkins LLP, Los Angeles, California. In giving their opinions, Dewey Ballantine LLP and Latham & Watkins LLP may rely as to matters of Washington, Idaho, Montana and Oregon law upon the opinion of Marian M. Durkin, Esq.

EXPERTS

Deloitte & Touche LLP

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement and the accompanying prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph referring to certain changes in accounting and presentation resulting from the impact of recently adopted accounting standards, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting) which are herein incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim consolidated financial information, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

PricewaterhouseCoopers LLP

The consolidated balance sheets of XLCA and its subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive income, changes in shareholder’s equity, and cash flows for each of the three years in the period ended December 31,

2005, incorporated by reference in this prospectus supplement, have been so incorporated in this prospectus supplement in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

The balance sheets of XLFA as of December 31, 2005 and 2004, and the related statements of operations and comprehensive income, changes in shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2005, incorporated by reference in this prospectus supplement, have been so incorporated in this prospectus supplement in reliance on the report of PricewaterhouseCoopers, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

Exhibit A

1221 Avenue of the Americas
New York, New York 10020
Telephone: (212) 478-3400
Facsimile: (212) 478-3597

FINANCIAL GUARANTY
INSURANCE POLICY

OBLIGOR: Avista Corporation	Policy No: _ _

INSURED

OBLIGATIONS: First Mortgage Bonds, 5.70% Series due 2037	Effective Date: December , 2006

XL Capital Assurance Inc. (XLCA), a New York stock insurance company, in consideration of the payment of the premium, hereby unconditionally and irrevocably guarantees to the Trustee for the benefit of the Owners of the Insured Obligations, the full and complete payment by the Obligor of Scheduled Payments in respect of the Insured Obligations, subject only to the terms of this Policy (which includes the Endorsement attached hereto).

XLCA will pay the Insured Amount to the Trustee upon the presentation of a Payment Notice to XLCA (which Payment Notice shall include an irrevocable assignment to XLCA of all rights and claims in respect of the relevant Insured Obligation, as specified in the Payment Notice), on the later of (a) one (1) Business Day following receipt by XLCA of a Payment Notice or (b) the Business Day on which Scheduled Payments are due for payment. XLCA shall be subrogated to the Owners’ rights to payment on the Insured Obligations to the extent of any payment by XLCA hereunder. The obligations of XLCA with respect to a Scheduled Payment will be discharged to the extent funds to pay such Scheduled Payment are deposited in the account specified in the Payment Notice, whether such funds are properly applied by the Trustee or claimed by an Owner.

In addition, in the event that any Scheduled Payment which has become due for payment and which is made to an Owner by or on behalf of the Trustee is recovered or is recoverable from the Owner pursuant to a final order of a court of competent jurisdiction in an Insolvency Proceeding that such payment constitutes an avoidable preference to such Owner within the meaning of any applicable bankruptcy law, XLCA unconditionally and irrevocably guarantees payment of the amount of such recovery (in accordance with the Endorsement attached hereto).

This Policy sets forth in full the undertaking of XLCA and shall not be cancelled or revoked by XLCA for any reason, including failure to receive payment of any premium due hereunder or under the Insurance Agreement, and may not be further endorsed or modified without the written consent of XLCA. The premium on this Policy is not refundable for any reason. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Insured Obligation, other than at the sole option of XLCA, nor against any risk other than Nonpayment and Avoided Payment, including any shortfalls, if any, attributable to the liability of the Obligor for taxes or withholding taxes if any, including interest and penalties in respect of such liability.

THIS POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

Any capitalized terms not defined herein shall have the meaning given such terms in the Endorsement attached hereto and forming a part hereof, or in the Insurance Agreement referenced therein. In witness whereof, XLCA has caused this Policy to be executed as of the Effective Date.

Name:	Name:
Title:	Title:

Financial Guaranty Insurance Policy Endorsement
Effective Date December   , 2006

Attached to and forming part of
Financial Guaranty Insurance Policy No.
Obligor: Avista Corporation
Insured Obligations: First Mortgage Bonds, 5.70% Series due 2037
Beneficiary: Citibank, N.A., as Trustee.

Capitalized terms used herein and not otherwise defined herein or in the Policy shall have the meanings assigned to them in the Insurance Agreement as defined below.

As used herein the term “Business Day” means any day other than Saturday or Sunday on which commercial banking institutions in New York, New York are generally open for banking business.

As used herein the term “Insolvency Proceeding” means the commencement, after the date hereof, of any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings by or against any Person, the commencement, after the date hereof, of any proceedings by or against any Person for the winding up or liquidation of its affairs, or the consent, after the date hereof, to the appointment of a trustee, conservator, receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings of or relating to any Person.

As used herein the term “Indenture” means the Mortgage and Deed of Trust dated as of June 1, 1939 between the Obligor and Citibank, N.A., as Trustee (the “Trustee”), as amended and supplemented, including by the Forty-first Supplemental Indenture dated as of December 1, 2006.

As used herein the term “Insurance Agreement” means the Insurance Agreement dated as of December 15, 2006 by and among XLCA and Avista Corporation, as may be amended or modified from time to time.

As used herein the term “Insured Amount” means that portion of the Scheduled Payments that shall become due for payment but shall be unpaid by reason of Nonpayment.

As used herein the term “Nonpayment” means, with respect to any Payment Date, the failure of the Trustee to receive in full, in accordance with the terms of the Indenture, that Scheduled Payment that is due for payment with respect to such date.

As used herein the term “Owner” means the registered owner of any Insured Obligation as indicated in the registration books maintained by or on behalf of the Obligor for such purpose or, if the Insured Obligation is in bearer form, the holder of the Insured Obligation.

As used herein, the term “Payment Date” means, in the case of scheduled interest on the Insured Obligations, each January 1 and July 1 of each year during the Term of this Policy, beginning July, 2007 and, in the case of scheduled principal of the Insured Obligations, July 1, 2037.

As used herein, the term “Person” means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department or agency thereof.

As used herein the term “Scheduled Payment” means, with respect to any Payment Date during the Term of this Policy, scheduled payments of interest and principal, in accordance with the original terms of the Insured Obligations and the Indenture when issued and without regard to any subsequent amendment or modification of the Insured Obligations or the Indenture that has not been consented to in writing by XLCA. Notwithstanding the foregoing, “Scheduled Payments” shall in no event include payments which become due on an accelerated basis as a result of (a) any default by the Obligor, (b) the occurrence of an Event of Default under the Indenture, (c) mandatory or optional redemption, in whole or in part or (d) any other cause, unless XLCA elects, in its sole discretion, to pay such amounts in whole or in part (in which event Scheduled Payments shall include such accelerated payments as, when, and to the extent so elected by XLCA). In the event that it does not make such election, Scheduled Payments shall include payments due in accordance with the original scheduled terms without regard to any acceleration. In addition, “Scheduled Payment” shall not include, nor shall coverage be provided under the Policy in respect of, (i) any make-whole redemption or call premium payable in respect of the Insured Obligations, (ii) any amounts due in respect of the Insured Obligations attributable to any increase in

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interest rate, penalty or other sum payable by the Obligor by reason of any default or event of default in respect of the Insured Obligations, or by reason of any deterioration of the creditworthiness of the Obligor or (iii) any taxes, withholding or other charge imposed by any governmental authority due in connection with the payment of any Scheduled Payment to any holder of an Insured Obligation.

As used herein the term “Term of this Policy” means the period from and including the Effective Date to and including the first date on which (i) all Scheduled Payments have been paid that are required to be paid by the Obligor under the Indenture; (ii) the 91-day period during which any Scheduled Payment could have been avoided in whole or in part as a preference payment under applicable bankruptcy, insolvency, receivership or similar law has expired, and (iii) if any proceedings requisite to avoidance as a preference payment have been commenced prior to the occurrence of (i) and (ii) above, a final and nonappealable order in resolution of each such proceeding has been entered; provided, however, that if the Owners are required to return any Avoided Payment (as defined below) as a result of such insolvency proceeding, then the Term of the Policy shall terminate on the date on which XLCA has made all payments required to be made under the terms of this Policy in respect of all such Avoided Payments.

To make a claim under the Policy, the Trustee shall deliver to XLCA Payment Notice in the form of Exhibit A hereto (a “Payment Notice”), appropriately completed and executed by the Trustee. A Payment Notice under this Policy may be presented to XLCA by (i) delivery of the original Payment Notice to XLCA at its address set forth below, or (ii) facsimile transmission of the original Payment Notice to XLCA at its facsimile number set forth below. If presentation is made by facsimile transmission, the Trustee shall (x) simultaneously confirm transmission by telephone to XLCA at its telephone number set forth below, and (y) as soon as reasonably practicable, deliver the original Payment Notice to XLCA at its address set forth below. Any Payment Notice received by XLCA after 10:00 a.m., New York City time, on a Business Day, or on any day that is not a Business Day, will be deemed to be received by XLCA at 9:00 a.m., New York City time, on the next succeeding Business Day. XLCA shall make payments due in respect of Insured Amounts no later than 2:00 p.m. New York City time to the Trustee upon the presentation of a Payment Notice to XLCA on the later of (a) one (1) Business Day following receipt by XLCA of a Payment Notice or (b) the Business Day on which Scheduled Payments are due for payment.

Subject to the foregoing, if the payment of any amount with respect to the Scheduled Payment is voided (a “Preference Event”) as a result of an Insolvency Proceeding and, as a result of such Preference Event, the Owner is required to return such voided payment, or any portion of such voided payment, made in respect of the Insured Obligation (an “Avoided Payment”), XLCA will pay an amount equal to such Avoided Payment, as and when such payment would otherwise be due pursuant to the Insured Obligation and the Indenture without regard to acceleration or prepayment, and upon payment of such Avoided Payment and receipt by XLCA from the Trustee on behalf of such Owner of (x) a certified copy of a final order of a court exercising jurisdiction in such Insolvency Proceeding to the effect that the Owner or the Trustee on behalf of the Owner is required to return any such payment or portion thereof because such payment was voided under applicable law, with respect to which order the appeal period has expired without an appeal having been filed (the “Final Order”), (y) an assignment, substantially in the form attached hereto as Exhibit B, properly completed and executed by such Owner irrevocably assigning to XLCA all rights and claims of such Owner relating to or arising under such Avoided Payment, and (z) a Payment Notice in the form of Exhibit A hereto appropriately completed and executed by the Trustee.

XLCA shall make payments due in respect of Avoided Payments no later than 2:00 p.m. New York City time on the Business Day following XLCA’s receipt of the documents required under clauses (x) through (z) of the preceding paragraph. Any such documents received by XLCA after 10:00 a.m. New York City time on any Business Day or on any day that is not a Business Day shall be deemed to have been received by XLCA at 9:00 a.m., New York City time, on the next succeeding Business Day. All payments made by XLCA hereunder on account of any Avoided Payment shall be disbursed to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Final Order and not to any Owner directly (unless an Owner previously paid such amount to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Final Order, in which case such payment shall be disbursed to the Trustee for distribution to such Owner upon proof of such payment reasonably satisfactory to XLCA).

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XLCA hereby waives and agrees not to assert any and all rights to require the Trustee to make demand on or to proceed against any person, party or security prior to the Trustee demanding payment under this Policy.

No defenses, set-offs and counterclaims of any kind available to XLCA so as to deny payment of any amount due in respect of this Policy will be valid and XLCA hereby waives and agrees not to assert any and all such defenses (including, without limitation, defense of fraud in the inducement or fact, or any other circumstances which would have the effect of discharging a surety in law or in equity), set-offs and counterclaims, including, without limitation, any such rights acquired by subrogation, assignment or otherwise. Upon any payment hereunder, in furtherance and not in limitation of XLCA’s equitable right of subrogation and XLCA’s rights under the Insurance Agreement, XLCA will be subrogated to the rights of the Owner in respect of which such payment was made to receive any and all amounts due in respect of the obligations in respect of which XLCA has made a payment hereunder. Any rights of subrogation acquired by XLCA as a result of any payment made under this Policy shall, in all respects, be subordinate and junior in right of payment to the prior indefeasible payment in full of any amounts due the Owner on account of payments due under the Insured Obligation.

This Policy is neither transferable nor assignable, in whole or in part, except to a successor trustee duly appointed and qualified under the Indenture. All Payment Notices and other notices, presentations, transmissions, deliveries and communications made by the Trustee to XLCA with respect to this Policy shall specifically refer to the number of this Policy and shall be made to XLCA at:

XL Capital Assurance Inc.
1221 Avenue of the Americas
New York, New York 10020
Attention: Surveillance
Telephone: (212) 478-3400
Facsimile: (212) 478- 3597

or such other address, telephone number or facsimile number as XLCA may designate to the Trustee in writing from time to time. Each such Payment Notice and other notice, presentation, transmission, delivery and communication shall be effective only upon actual receipt by XLCA.

The obligations of XLCA under this Policy are irrevocable, primary, absolute and unconditional, subject to satisfaction of the conditions for making a claim under the Policy, and neither the failure of any Person to perform any covenant or obligation in favor of XLCA (or otherwise), nor the failure or omission to make a demand permitted hereunder, nor the failure of any assignment or grant of any security interest, nor the commencement of any Insolvency Proceeding shall in any way affect or limit XLCA’s obligations under this Policy. If a successful action or proceeding to enforce this Policy is brought by the Trustee, the Trustee shall be entitled to recover from XLCA costs and expenses reasonably incurred, including, without limitation, reasonable fees and expenses of counsel.

This Policy and the obligations of XLCA hereunder shall terminate on the expiration of the Term of this Policy. This Policy shall be returned to XLCA by the Trustee upon the expiration of the Term of this Policy.

The Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law does not cover this Policy. The Florida Insurance Guaranty Association created under Part II of Chapter 631 of the Florida Insurance Code does not cover this Policy. In the event that XLCA were to become insolvent, the California Insurance Guaranty Association, established pursuant to Article 14.2 of Chapter 1 of Part 2 of Division 1 of the California Insurance Code excludes from coverage any claims arising under this Policy.

THIS POLICY SHALL BE CONSTRUED, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

In the event any term or provision of the form of this Policy is inconsistent with the provision of this Endorsement, the provision of this Endorsement shall take precedence and be binding.

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IN WITNESS WHEREOF, XL Capital Assurance Inc. has caused this Endorsement to the Policy to be executed on the Effective Date.

Name:	Name:
Title:	Title:

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Exhibit A to Financial Guaranty Policy No.

XL Capital Assurance Inc.
1221 Avenue of the Americas
New York, New York 10020
Attention: Surveillance

PAYMENT NOTICE
UNDER FINANCIAL GUARANTY POLICY No.

Citibank, N.A., as Trustee (the “Trustee”), hereby certifies to XL Capital Assurance Inc. (“XLCA”) with reference to that certain Financial Guaranty Policy, No.      , dated December   , 2006 (the “Policy”), issued by XLCA in favor of the Trustee under the Mortgage and Deed of Trust dated as of June 1, 1939 between Avista Corp. and the Trustee, as amended and supplemented, including by the Forty-first Supplemental Indenture dated as of December 1, 2006 (the “Indenture”), as follows:

1. The Trustee is the trustee under the Indenture and the beneficiary of the Policy on behalf of each Owner.

2. The Trustee is entitled to make a demand under the Policy pursuant to the Indenture.

3. This notice relates to the [insert date] Payment Date. The amount demanded is to be paid in immediately available funds to the [Specify Account] at [Identify Financial Institution Holding Account] account number [          ].

[For a Payment Notice in respect of Insured Amounts other than Avoided Payment, use paragraph 4.]

4. The Trustee demands payment of $      which is an amount equal to the amount by which the Scheduled Payment due on the above Payment Date exceeds the funds made available to the Trustee to pay such Scheduled Payment.

[For a Payment Notice in respect of an Avoided Payment use the following paragraphs [4] or [5].]

[4.] or [5.] The Trustee hereby represents and warrants, based upon information available to it, that (i) the amount entitled to be drawn under the Policy on the date hereof in respect of Avoided Payments is the amount paid or to be paid simultaneously with such draw on the Policy by the Owner on account of a Preference Event [$     ] (the “Avoided Payment Amount”), (ii) the Owner with respect to which the drawing is being made under the Policy has paid or simultaneously with such draw on the Policy will pay such Avoided Payment Amount, and (iii) the documents required by the Policy to be delivered in connection with such Avoided Payment and Avoided Payment Amount have previously been presented to XLCA or are attached hereto.

[6] The Trustee agrees that, following payment of funds by XLCA, it shall use reasonable efforts to procure (a) that such amounts are applied directly to the payment of any Insured Amount which is due for payment; (b) that such funds are not applied for any other purpose; and (c) the maintenance of accurate records of such payments in respect of the Insured Obligation and the corresponding claim on the Policy and the proceeds thereof.

[7] The Trustee acknowledges and confirms that, in accordance with the provisions of the Indenture:

(a) notwithstanding any other provision of the Indenture, the holders of the Insured Obligations are deemed to have agreed, by their purchase and acceptance thereof, that XLCA shall be entitled to exercise all rights and remedies of the holders of the Insured Obligations which arise upon the occurrence and continuance of a Completed Default (as defined in the Indenture) (including but not limited to the right to vote to direct the Trustee to accelerate the maturity of all bonds then outstanding under the Indenture and the right to vote for the approval or disapproval of any plan or reorganization or liquidation) to the same extent as if XLCA were the holder of all the Insured Obligations; and

(b) XLCA shall, to the extent it shall have made any payment in respect of principal of or interest on the Insured Obligations, become subrogated to the rights of the recipients of such payment in accordance with the terms of the Policy, and to evidence such subrogation (i) in the case of subrogation as to claims for past due interest, the Trustee shall note XLCA’s rights as subrogee on the registration books of the Company maintained by the Trustee with respect to the related insured Obligations upon receipt from XLCA of proof, reasonably satisfactory to the Trustee, of the payment of amounts in respect of such interest to the holders of such Insured Obligations and (ii) in the case of subrogation as to claims for past due principal, the Trustee shall note XLCA’s rights as subrogee on the registration books for the Company maintained by the Trustee with respect to the related Insured Obligations upon surrender of such Insured Obligations by the holders thereof together with proof reasonably satisfactory to the Trustee, of the payment of amounts in respect of the principal thereof.

[Signature Page Immediately Follows]

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Policy or Indenture.

IN WITNESS WHEREOF, this notice has been executed this   day of          ,     .

Citibank, N.A., as Trustee

By:	/s/
Authorized Officer

Any Person Who Knowingly And With Intent To Defraud Any Insurance Company Or Other Person Files An Application For Insurance Or Statement Of Claim Containing Any Materially False Information, Or Conceals For The Purpose Of Misleading Information Concerning Any Fact Material Thereof, Commits A Fraudulent Insurance Act, Which Is A Crime, And Shall Also Be Subject To A Civil Penalty Not To Exceed Five Thousand Dollars And The Stated Value Of The Claim For Each Such Violation

Exhibit B to Financial Guaranty Insurance Policy, No.

Form of Assignment

Reference is made to the Financial Guaranty Insurance Policy No.      , dated December   , 2006 (together with the Endorsement attached thereto, the “Policy”), issued by XL Capital Assurance Inc. (“XLCA”) relating to the First Mortgage Bonds, 5.70% Series due 2037 issued by Avista Corporation. Unless otherwise defined herein, capitalized terms used in this Assignment shall have the meanings assigned thereto in the Policy as incorporated by reference therein. In connection with the Avoided Payment of [$ ] paid by the undersigned (the “Owner”) on [     ] and the payment by XLCA in respect of such Avoided Payment pursuant to the Policy, the Owner hereby irrevocably and unconditionally, without recourse, representation or warranty (except as provided below), sells, assigns, transfers, conveys and delivers all of such Owner’s rights, title and interest in and to any rights or claims, whether accrued, contingent or otherwise, which the Owner now has or may hereafter acquire, against any person relating to, arising out of or in connection with such Avoided Payment. The Owner represents and warrants that such claims and rights are free and clear of any lien or encumbrance created or incurred by such Owner.1

Owner

1 In the event that the terms of this form of assignment are reasonably determined to be insufficient solely as a result of a change of law or applicable rules after the date of the Policy to fully vest all of the Owner’s right, title and interest in such rights and claims, the Owner and XLCA shall agree on such other form as is reasonably necessary to effect such assignment, which assignment shall be without recourse, representation or warranty except as provided above.

PROSPECTUS

AVISTA CORPORATION

Debt Securities

Preferred Stock
(no par value)

Common Stock
(no par value)

Avista Corporation may offer these securities from time to time on terms and at prices to be determined at the time of sale. The supplement to this prospectus relating to each offering will describe the specific terms of the securities being offered, as well as the terms of the offering and sale including the offering price.

Avista Corporation may sell these securities to or through underwriters, dealers or agents or directly to one or more purchasers.

Outstanding shares of Avista Corporation’s common stock are listed on the New York Stock Exchange under the symbol “AVA”. New shares of common stock will also be listed on the NYSE. Like the outstanding shares of common stock, the new shares will be issued and will trade with the related preferred share purchase rights.

See “Risk Factors” on page 3 to read about certain factors you should consider before investing in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 11, 2006.

This prospectus incorporates by reference important business and financial information about Avista Corporation that is not included in or delivered with this prospectus. See “Where You Can Find More Information”. You may obtain copies of documents containing such information from us, without charge, by either calling or writing to us at:

Avista Corporation
Post Office Box 3727
Spokane, Washington 99220
Attention: Treasurer
Telephone: (509) 489-0500

We have not authorized anyone to give you any information other than this prospectus and the usual supplements to this prospectus. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference in this prospectus is accurate as of any date other than the date mentioned on the cover page of those documents. We are not offering to sell the Securities (defined below) and we are not soliciting offers to buy the Securities in any jurisdiction in which offers are not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Avista Corporation filed with the Securities and Exchange Commission (the “SEC”), using the “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include or incorporate by reference a detailed and current discussion of any risk factors and will discuss any special considerations applicable to those securities, including the plan of distribution. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information”. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information contained in that prospectus supplement.

References in the prospectus to the terms “we”, “us” or “Avista” or other similar terms mean Avista Corporation, unless we state otherwise or the context indicates otherwise.

We may use this prospectus to offer from time to time:

•	Secured bonds issued under a Mortgage and Deed of Trust, dated as of June 1, 1939 (the “Original Mortgage”) between Avista and Citibank, N.A., as trustee (the “Mortgage Trustee”); the Original Mortgage, as amended and supplemented from time to time, being hereinafter called the “Mortgage”. The secured bonds offered by this prospectus are hereinafter called “Bonds”.

•	Unsecured notes, debentures or other debt securities issued under an Indenture, dated as of April 1, 1998 (the “Original Indenture”) between Avista and The Bank of New York, as successor trustee (the “Indenture Trustee”); the Original Indenture, as amended and supplemented from time to time, being hereinafter called the “Indenture”. The unsecured notes, debentures and other debt securities offered by this prospectus are hereinafter called “Notes” and, together with the Bonds, are hereinafter called “Debt Securities”.

•	Shares of preferred stock, no par value, of Avista Corporation (the “Preferred Stock”). The Preferred Stock offered by this prospectus is hereinafter called the “New Preferred Stock”.

•	Shares of common stock, no par value, of Avista Corporation, together with attached preferred share purchase rights (the “Common Stock”).

The shares of Common Stock offered by this prospectus, together with the Debt Securities and the New Preferred Stock, are hereafter called “Securities”.

For more detailed information about the Securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement. See “Where You Can Find More Information”.

RISK FACTORS

Investing in the Securities involves risk. You should review all the information contained or incorporated by reference in this prospectus before deciding to invest. See “Where You Can Find More Information” herein. In particular, you should carefully consider the risks and uncertainties discussed in Avista’s Annual Report on Form 10-K, incorporated herein by reference, in Item 1A “Risk Factors” and under “Forward-Looking Statements” in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (all of which may be updated in Quarterly Reports on Form 10-Q filed subsequently to such Annual Report on Form 10-K).

In addition, you should carefully consider the risks and uncertainties discussed in the applicable prospectus supplement which relate to the specific Securities offered thereby.

AVISTA CORPORATION

General

Avista Corporation, which was incorporated in the Territory of Washington in 1889 (sometimes called “Avista”), is an energy company engaged in the generation, transmission and distribution of energy and, through its subsidiaries, in other energy-related businesses. Our corporate headquarters are in Spokane, Washington, center of the Inland Northwest geographic region. Agriculture, mining and lumber were the primary industries in the Inland Northwest for many years; today health care, education, finance, electronic and other manufacturing, tourism and service sectors are growing in importance.

Avista’s businesses are divided into four segments, as follows:

•	Avista Utilities — generation, transmission and distribution of electric energy and distribution of natural gas to retail customers, as well as wholesale purchases and sales of electric capacity and energy. This business segment is conducted by an operating division of Avista Corporation known as “Avista Utilities”.

•	Energy Marketing and Resource Management — electricity and natural gas marketing, trading and resource management. This business segment is conducted primarily by Avista Energy, Inc., which is an indirect subsidiary of Avista Corporation.

•	Advantage IQ — facility information and cost management services for multi-site customers. This business segment is conducted by Advantage IQ, Inc., which is an indirect subsidiary of Avista Corporation.

•	Other — includes sheet metal fabrication, radiant floor heating systems and certain real estate investments. This business segment is conducted by various indirect subsidiaries of Avista Corporation. Avista intends to limit its future investments in this business segment.

Avista Energy, Inc., Advantage IQ, Inc. and the various companies in the “Other” business segment are subsidiaries of Avista Capital, Inc., which is a direct, wholly-owned subsidiary of Avista Corporation.

Proposed Formation of Holding Company

Avista has entered into a Plan of Share Exchange, dated as of February 13, 2006 (the “Plan of Exchange”), with AVA Formation Corp., a wholly-owned subsidiary of Avista (“AVA”). Pursuant to the Plan of Exchange, a statutory share exchange (the “Share Exchange”) would be effected whereby each outstanding share of Avista Common Stock (including any shares offered by this prospectus) would be exchanged for one share of AVA common stock, no par value (“AVA Common Stock”), so that the holders of Avista Common Stock would become holders of AVA Common Stock and Avista would become a subsidiary of AVA. AVA is expected to change its name before the effective time of the Share Exchange.

The holders of Avista Common Stock approved the Share Exchange on May 11, 2006. The Federal Energy Regulatory Commission and the Idaho Public Utilities Commission have issued orders authorizing the Share Exchange. Avista also has filed for approval from the utility regulators in Washington, Oregon and Montana. The Share Exchange is subject to the receipt of the remaining regulatory approvals and the satisfaction of other conditions. Avista anticipates that the Share Exchange and the holding company structure implementation, if approved on terms acceptable to Avista, will not be completed earlier than mid-2007.

The other outstanding securities of Avista (including any Debt Securities or New Preferred Stock offered by this prospectus) would not be affected by the Share Exchange, with limited exceptions for options and similar securities outstanding under executive compensation and employee benefit plans.

Avista expects that, after the effective time of the Share Exchange when AVA becomes the sole holder of Avista Common Stock, Avista will distribute to AVA as a dividend all outstanding shares of Avista Capital. This dividend, which is referred to in this prospectus as the “Avista Capital Dividend”, would effect the structural separation of Avista’s non-regulated businesses from the regulated utility business. A restrictive covenant in the Company’s 9.75% Senior Notes, which mature June 1, 2008, would not permit the Avista Capital Dividend, so that this dividend cannot be made until these notes are retired.

Reference is made to the Proxy Statement-Prospectus, dated April 11, 2006, excluding those portions thereof that are deemed “furnished” to, and not “filed” with, the SEC (the “Proxy Statement-Prospectus”), which is incorporated herein by reference, for additional information regarding the proposed formation of the holding company, including, without limitation, information regarding the reasons for forming the holding company and the Avista Capital Dividend, the conditions to the Share Exchange and the expected business, regulation and management of AVA and its subsidiaries after the effective time of the Share Exchange.

If the prospectus supplement accompanying this prospectus relates to shares of Avista Common Stock, prospective investors are directed to “Description of Common Stock” herein for additional information regarding the proposed holding company structure, including a general comparison of Avista Common Stock and AVA Common Stock.

USE OF PROCEEDS

Unless we indicate differently in a supplement to this prospectus, Avista intends to use the net proceeds from the issuance and sale of the Securities offered by this prospectus for any or all of the following purposes: (a) to fund Avista Utilities’ construction, facility improvement and maintenance programs, (b) to refinance maturing long-term debt, (c) to continue to fund retirements (through redemption, purchase or acquisition) of longer-term debt, (d) to repay short-term debt, (e) to accomplish other general corporate purposes permitted by law and (f) to reimburse Avista’s treasury for funds previously expended for any of these purposes.

DESCRIPTION OF THE BONDS

Avista may issue the Bonds in one or more series, or in one or more tranches within a series. The terms of the Bonds will include those stated in the Mortgage and those made part of the Mortgage by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The following summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Mortgage and the Trust Indenture Act. The Bonds, together with all other debt securities outstanding under the Mortgage, are hereinafter called, collectively, the “Mortgage Securities”. Avista has filed the Mortgage, as well as a form of supplemental indenture to the Mortgage to establish a series of Bonds, as exhibits to the registration statement of which this prospectus is a part. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings set forth in the Mortgage. Wherever particular provisions of the Mortgage or terms defined in the Mortgage are referred to, those provisions or definitions are incorporated by reference as part of the statements made in this prospectus and those statements are qualified in their entirety by that reference. Sections 125 through 150 of the Mortgage appear in the first supplemental indenture to the Original Mortgage. References to article and section numbers, unless otherwise indicated, are references to article and section numbers of the Mortgage.

The applicable prospectus supplement will describe the following terms of the Bonds of each series:

•	the title of the Bonds;

•	any limit upon the aggregate principal amount of the Bonds;

•	the date or dates on which the principal of the Bonds is payable or the method of determination thereof and the right, if any, to extend such date or dates;

•	(a) the rate or rates at which the Bonds will bear interest, if any, or the method by which such rate or rates, if any, will be determined, (b) the date or dates from which any such interest will accrue, (c) the interest payment dates on which any such interest will be payable, (d) the right, if any, of Avista to defer or extend an interest payment date, (e) the regular record date for any interest payable on any interest payment date and (f) the person or persons to whom the interest on the Bonds will be payable on any interest payment date, if other than the person or persons in whose names the Bonds are registered at the close of business on the regular record date for such interest;

•	any period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which the Bonds may be redeemed, in whole or in part, at the option of Avista;

•	(a) the obligation or obligations, if any, of Avista to redeem or purchase any of the Bonds pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder (as defined below), (b) the period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which the Bonds will be redeemed or purchased, in whole or in part, pursuant to such obligation, and (c) applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder;

•	the terms, if any, upon which the Bonds may be converted into other securities of Avista;

•	the denominations in which any of the Bonds will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

•	if the Bonds are to be issued in global form, the identity of the depositary; and

•	any other terms of the Bonds.

Payment and Paying Agents

Except as may be provided in the applicable prospectus supplement, Avista will pay interest, if any, on each Bond on each interest payment date to the person in whose name such Bond is registered (for purposes of this section of the prospectus, the registered holder of any Mortgage Security is herein referred to as a “Holder”) as of the close of business on the regular record date relating to such interest payment date; provided, however, that Avista will pay interest at maturity (whether at stated maturity, upon redemption or otherwise, “Maturity”) to the person to whom principal is paid.

Unless otherwise specified in the applicable prospectus supplement, Avista will pay the principal of and premium, if any, and interest, if any, on the Bonds at Maturity upon presentation of the Bonds at the corporate trust office of Citibank, N.A. in New York, New York, as paying agent for Avista. Avista may change the place of payment of the Bonds, may appoint one or more additional paying agents (including Avista) and may remove any paying agent, all at its discretion.

Registration; Registration of Transfer

The Bonds will be issued only in fully registered form. The registered holder of a Bond will be treated as the owner of the Bond for all purposes under the Mortgage. Only registered holders will have rights under the Mortgage. (Mortgage, Sec. 83)

The transfer of Bonds may be registered, and Bonds may be exchanged for other Bonds, upon surrender thereof at the principal office of Citibank, N.A., which has been designated by Avista as its office or agency for such purposes. Avista may change such office or agency, and may designate an additional office or agency, in its discretion. No service charge will be made for any registration of transfer or exchange of Bonds, but Avista may require payment of a sum sufficient to cover any tax or other governmental charge incident thereto. Avista will not be required to make any transfer or exchange of any Bonds for a period of 10 days next preceding any selection of Bonds for redemption, nor will it be required to make transfers or exchanges of any Bonds which have been selected for redemption in whole or in part or as to which Avista shall have received a notice for the redemption thereof in whole or in part at the option of the Holder.

Redemption

The applicable prospectus supplement will indicate the extent, if any, to which the Bonds will be subject to (a) general redemption at the option of Avista or (b) special redemption by the application (either at the option of Avista or pursuant to the requirements of the Mortgage) of (x) cash deposited with the Mortgage Trustee as described under “Special Provisions for Retirement of Bonds” below or (y) cash deposited with the Mortgage Trustee in connection with the release of property from the lien of the Mortgage.

Notice of redemption will be given by mail not less than 30 days prior to the date fixed for redemption. (Mortgage, Sec. 52)

If less than all the Bonds of a series are to be redeemed, the particular Bonds to be redeemed will be selected by the Mortgage Trustee by lot, according to such method as it shall deem proper in its discretion. (Mortgage, Sec. 52)

Any notice of redemption at the option of Avista may state that such redemption will be conditional upon receipt by the Mortgage Trustee, on or before the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Bonds and that if such money has not been so received, such notice will be of no force or effect and Avista will not be required to redeem such Bonds. (Mortgage, Sec. 52)

Issuance of Additional Mortgage Securities

In addition to the Bonds, other debt securities may be issued under the Mortgage. The present principal amount of debt securities which may be outstanding under the Mortgage is $10,000,000,000. However, Avista has reserved the right to amend the Mortgage (without any consent of or other action of Holders of any Mortgage Securities now or hereafter outstanding) to remove this limitation.

Mortgage Securities of any series may be issued from time to time on the basis of:

•	70% of cost or fair value to Avista (whichever is less) of property additions which have not previously been made the basis of any application under the Mortgage and therefore do not constitute funded property after adjustments to offset property retirements;

•	an equal principal amount of Mortgage Securities which have been or are to be paid, redeemed or otherwise retired and have not previously been made the basis of any application under the Mortgage; or

•	deposit of cash.

Property additions generally include electric, natural gas, steam or water property acquired after May 31, 1939, but may not include property used principally for the production or gathering of natural gas. Any such property additions may be used if their ownership and operation is within the corporate purposes of Avista regardless of whether or not Avista has all the necessary permission it may need at any time from governmental authorities to operate such property additions.

The Mortgage provides that no reduction in the book value of the property recorded in the plant account of Avista shall constitute a property retirement, otherwise than in connection with physical retirements of property abandoned, destroyed or disposed of, and otherwise than in connection with the removal of such property in its entirety from the plant account.

The Holders of the Bonds will be deemed to have consented to an amendment to the provision of the Mortgage which requires that Avista deliver an opinion of counsel as to the status of the lien of the Mortgage on property additions being certified to the Mortgage Trustee. The amendment would permit us to deliver to the Mortgage Trustee, in lieu of such opinion, title insurance with respect to such property additions in an amount not less than 35% of the cost or fair value to Avista (whichever is less) of such property additions. Such amendment could not be made without the requisite consent of the Holders of outstanding Mortgage Securities as described under “— Modification”.

No Mortgage Securities may be issued on the basis of property additions subject to prior liens, unless the prior lien bonds secured thereby have been qualified by being deducted from the Mortgage Securities otherwise issuable and do not exceed 70% of such property additions, and unless the Mortgage Securities then to be outstanding which have been issued against property subject to continuing prior liens and certain other items would not exceed 15% of the Mortgage Securities outstanding.

The amount of prior liens on mortgaged property acquired after the date of delivery of the Mortgage may be increased subsequent to the acquisition of such property provided that, if any property subject to such prior lien shall have been made the basis of any application under the Mortgage, all the additional obligation are deposited with the Mortgage Trustee or other holder of a prior lien.

(Mortgage, Secs. 4 through 8, 20 through 30 and 46; First Supplemental, Sec. 2; Eleventh Supplemental, Sec. 5; Twelfth Supplemental, Sec. 1; Fourteenth Supplemental, Sec. 4; Seventeenth Supplemental, Sec. 3; Eighteenth Supplemental, Secs. 1, 2 and 6; Twenty-sixth Supplemental, Sec. 2; Twenty-ninth Supplemental, Art. II)

Net Earnings Test

In general, Avista may not issue Mortgage Securities on the basis of property additions or cash unless net earnings for 12 consecutive months out of the preceding 18 calendar months (before income taxes, depreciation and amortization of property, property losses and interest on any indebtedness and amortization of debt discount and expense) are at least twice the annual interest requirements on all Mortgage Securities at the time outstanding, including the additional issue, and on all indebtedness of prior rank.

Avista is not required to satisfy the net earnings requirement prior to the issuance of Mortgage Securities on the basis of retired Mortgage Securities unless:

•	the annual interest requirements on the retired Mortgage Securities on the basis of which the new Mortgage Securities are to be issued have been excluded from a net earnings certificate delivered to the Mortgage Trustee since the retirement of such Mortgage Securities; or

•	the retired Mortgage Securities on the basis of which the new Mortgage Securities are to be issued mature by their terms at a date more than two years after the date for authentication and delivery of the new Mortgage Securities and the new Mortgage Securities bear interest at a higher rate than such retired Mortgage Securities.

In general, the Mortgage permits the inclusion of the following items in net earnings:

•	revenues collected or accrued subject to possible refund;

•	any portion of the allowance for funds used during construction; and

•	any portion of the allowance for funds used to conserve energy (or any analogous amount), which is not included in “other income” (or any analogous item) in Avista’s books of account.

The Mortgage also provides that, in calculating net earnings, no deduction from revenues or other income shall be made for:

•	expenses or provisions for any non-recurring charge to income of whatever kind or nature (including without limitation the recognition of expense due to the non-recoverability of investment); or

•	provisions for any refund of revenues previously collected or accrued subject to possible refund.

In general, the interest rate requirement with respect to variable interest rate indebtedness, if any, is determined by reference to the rate or rates to be in effect at the time of the initial issuance. However, if any Mortgage Securities or prior ranking indebtedness bears interest at a variable rate, the annual interest requirements thereon shall be determined by reference to the rate or rates in effect on the date next preceding the date of the new issue of Mortgage Securities.

Security; Structural Subordination

The Bonds, together with all other Mortgage Securities now or hereafter issued under the Mortgage, will be secured by the Mortgage, which constitutes a first mortgage lien on Avista’s facilities for the generation, transmission and distribution of electric energy and the storage and distribution of natural gas and substantially all of Avista’s assets (except as stated below), subject to:

•	leases of minor portions of Avista’s property to others for uses that do not interfere with Avista’s business;

•	leases of certain property of Avista not used in its utility business;

•	excepted encumbrances, as defined in the Mortgage; and

•	encumbrances, defects and irregularities deemed immaterial by Avista in the operation of Avista’s business.

There are excepted from the lien all cash and securities (including without limitation securities issued by Avista’s subsidiaries); merchandise, equipment, materials or supplies held for sale or consumption in Avista’s operations; receivables, contracts, leases and operating agreements; electric energy, and other material or products (including gas) generated, manufactured, produced or purchased by Avista, for sale, distribution or use in the ordinary course of its business. (Mortgage, Granting Clauses)

The Mortgage contains provisions for subjecting to the lien thereof all property (other than property of the kinds excepted from such lien) acquired by Avista after the execution and delivery thereof, subject to purchase money liens and liens existing thereon at the time of acquisition and, subject to limitations in the case of consolidation, merger or sale of substantially all of Avista’s assets. (Mortgage, Granting Clauses and Art. XV)

The Mortgage provides that the lien of the Mortgage shall not automatically attach to the properties of another corporation which shall have consolidated or merged with Avista in a transaction in which Avista shall be the surviving or resulting corporation. (Mortgage, Sec. 87)

The Mortgage provides that the Mortgage Trustee shall have a lien upon the mortgaged property, prior to the Mortgage Securities, for the payment of its reasonable compensation and expenses and for indemnity. (Mortgage, Secs. 92 and 97; First Supplemental, Art. XXV)

Although its utility operations are conducted directly by Avista, all of the other operations of Avista are conducted through its subsidiaries. The lien of the Mortgage does not cover the assets of the subsidiaries or the securities of the subsidiaries held by Avista. Any right of Avista, as a shareholder, to receive assets of any of its direct or indirect subsidiaries upon such subsidiary’s liquidation or reorganization (and the right of the Holders of the Bonds and other creditors of Avista to participate in those assets) is junior to the claims against such assets of that subsidiary’s creditors. As a result, the obligations of Avista to the holders of the Bonds and other creditors are effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Avista’s direct and indirect subsidiaries.

Maintenance

The Mortgage provides that Avista will cause (or, with respect to property owned in common with others, make reasonable effort to cause) the mortgaged property to be maintained and kept in good repair, working order and condition, and will cause (or, with respect to property owned in common with others, make reasonable effort to cause) to be made such repairs, renewals and replacements of the mortgaged property as, in Avista’s sole judgment, may be necessary to operate the mortgaged property in accordance with common industry practice. Avista may discontinue, or cause or consent to the discontinuance of, the operation and maintenance of any of its properties if such discontinuance is, in the sole judgment of Avista, desirable in the conduct of its business. (Mortgage, Sec. 38)

Special Provisions for Retirement of Bonds

If, during any 12-month period, any of the mortgaged property is taken by eminent domain and/or sold to any governmental authority and/or sold pursuant to an order of a governmental authority, with the result that Avista receives $15,000,000 or more in cash or in principal amount of purchase money obligations, Avista is required to apply such cash and the proceeds of such obligations (subject to certain conditions and deductions, and to the extent not otherwise applied) to the redemption of Mortgage Securities which are, by their, terms, redeemable before maturity by the application of such cash and proceeds. (Mortgage, Sec. 64; Tenth Supplemental, Sec. 4)

Release and Substitution of Property

Unless Avista is in default in the payment of the interest on any Mortgage Securities then outstanding under the Mortgage, or a Completed Default shall have occurred and is continuing, Avista may obtain the release from the lien of the Mortgage of any mortgaged property upon the deposit of cash equal to the amount, if any, that the fair value of the property to be released exceeds the aggregate of:

(1) the principal amount of any obligations secured by purchase money mortgage upon the property released and delivered to the Mortgage Trustee;

(2) the cost or fair value (whichever is less) of property additions which do not constitute funded property, after certain deductions and additions;

(3) an amount equal to 10/7ths of the principal amount of Mortgage Securities that Avista would be entitled to issue on the basis of retired securities (with such entitlement being waived by operation of such release); and

(4) the principal amount of obligations secured by purchase money mortgage upon the property released, and/or an amount in cash delivered to the trustee or other holder of a lien prior to the lien of the Mortgage.

The use of obligations secured by purchase money mortgage as a credit in connection with the release of property, as described in clauses (1) and (4) above, is subject to the following limitations:

(1) the aggregate credit which may be used as described in clauses (1) and (4) above in respect of any property being released may not exceed 70% of the fair value of such property; and

(2) the aggregate principal amount of such obligations described in (1) and (4) above and all other obligations secured by purchase money mortgage delivered to the Mortgage Trustee pursuant to said clauses (1) and (4) and then held as part of the mortgaged property by the Mortgage Trustee or the trustee or other holder of a prior lien shall not exceed 40% of the aggregate principal amount of outstanding Mortgage Securities.

To the extent that property so released does not constitute funded property, the property additions used to effect the release will not, in certain cases, be deemed to constitute funded property, and the waiver of the right to issue Mortgage Securities to effect the release will, in certain cases, cease to be effective as such a waiver, all upon the satisfaction of certain conditions specified in the Mortgage. The Mortgage contains similar provisions as to cash proceeds of such property. The Mortgage also contains special provisions with respect to prior lien bonds pledged and disposition of moneys received on pledged bonds secured by a prior lien. (Mortgage, Secs. 5; 31, 32, 46 through 50, 59, 60, 61, 118 and 134)

Modification

Modifications Without Consent

Avista and the Mortgage Trustee may enter into one or more supplemental indentures without the consent of any Holders for any of the following purposes:

•	to evidence the succession of another corporation to Avista and the assumption by such successor of the covenants of Avista in the Mortgage and the Mortgage Securities;

•	to add additional covenants of Avista and additional defaults, which may be applicable only to the Mortgage Securities of specified series;

•	to correct the description of property subject to the lien of the Mortgage or to subject additional property to such lien;

•	to change or eliminate any provision of the Mortgage or to add any new provision to the Mortgage; provided, that no such change, elimination or addition shall adversely affect the interests of the Holders in any material respect;

•	to establish the form or terms of Mortgage Securities of any series;

•	to provide for procedures to utilize a non-certificated system of registration for all or any series of Mortgage Securities;

•	to change any place or places for payment, registration of transfer or exchange, or notices to and demands upon Avista, with respect to all or any series of Mortgage Securities;

•	to increase or decrease the maximum principal amount of Mortgage Securities issuable under the Mortgage;

•	to make any other changes which do not adversely affect interests of the Holders in any material respect; or

•	to evidence any change required or permitted under the Trust Indenture Act.

(Mortgage, Sec. 120; Twenty-sixth Supplemental Indenture, Sec. 2; Twenty-ninth Supplemental Indenture, Article II)

Modification With Consent

In general, the Mortgage, the rights and obligations of Avista and the rights of the Holders may be modified with the consent of 60% in principal amount of the Mortgage Securities outstanding, and, if less than all series of Mortgage Securities are affected, the consent also of 60% in principal amount of the Mortgage Securities of each series affected. However, no modification of the terms of payment of principal or interest, and no modification affecting the lien or reducing the percentage required for modification, is effective against any Holder without its consent. (Mortgage, Art. XVIII, Sec. 149; First Supplemental, Sec. 10)

Satisfaction and Discharge

Mortgage Securities will be deemed to have been paid for purposes of satisfaction of the lien of the Mortgage if there shall have been irrevocably deposited with the Mortgage Trustee for the payment or redemption of such Mortgage Securities:

•	money in an amount which will be sufficient,

•	Government Obligations, none of which shall contain provisions permitting the redemption thereof at the option of the issuer thereof, the principal of and the interest on which when due, and without regard to reinvestment thereof, will provide moneys which will be sufficient, or

•	a combination of money and Government Obligations which will be sufficient,

to pay when due the principal of, premium, if any, and interest due and to become due on all outstanding Mortgage Securities on the maturity date or redemption date of such Mortgage Securities. For this purpose, “Government

Obligations” include direct obligations of the government of the United States or obligations guaranteed by the government of the United States. (Mortgage, Sec. 106)

The Mortgage Trustee may, and upon request of Avista shall, cancel and discharge the lien of the Mortgage and reconvey the Mortgaged Property to Avista whenever all indebtedness secured thereby has been paid.

The right of Avista to cause its entire indebtedness in respect of the Mortgage Securities of any series to be deemed to be satisfied and discharged as described above will be subject to the satisfaction of conditions specified in the instrument creating such series.

Completed Defaults

Any of the following events will constitute a “Completed Default” under the Mortgage:

•	failure to pay principal of, or premium, if any, on any Mortgage Security when due;

•	failure to pay interest on any Mortgage Security within sixty (60) days after the same becomes due;

•	failure to pay interest on, or principal of, any qualified prior lien bonds beyond any grace period specified in the prior lien securing such prior lien bond;

•	certain events relating to bankruptcy, insolvency or reorganization of Avista; and

•	failure to perform, or breach of, any other covenants of Avista for a period of 90 days after notice to us from the Mortgage Trustee.

The Mortgage Trustee may withhold notice of default (except in payment of principal, interest or funds for retirement of Mortgage Securities) if it determines that it is in the interest of the Holders. (Mortgage, Secs. 44, 65 and 135)

Remedies

Acceleration of Maturity

If a Completed Default occurs and is continuing, the Mortgage Trustee may, and upon written request of the Holders of a majority in principal amount of Mortgage Securities then outstanding shall, declare the principal of, and accrued interest on, all outstanding Mortgage Securities immediately due and payable; provided, however, that the Holders of a majority in principal amount of outstanding Mortgage Securities may annul such declaration if before any sale of the mortgaged property:

•	all agreements with respect to which default shall have been made shall be fully performed or otherwise cured; and

•	all overdue interest and all reasonable expenses of the Mortgage Trustee, its agents and attorneys shall have been paid by Avista, except for the principal of any Mortgage Securities that would not have been due except for such acceleration. (Mortgage, Sec. 65)

Possession of Mortgaged Property

Under certain circumstances and to the extent permitted by law, if a Completed Default occurs and is continuing, the Mortgage Trustee has the power to take possession of, and to hold, operate and manage, the mortgaged property, or with or without entry, sell the mortgaged property. If the mortgaged property is sold, whether by the Mortgage Trustee or pursuant to judicial proceedings, the principal of the outstanding Mortgage Securities, if not previously due, will become immediately due. (Mortgage, Secs. 66, 67 and 71)

Right to Direct Proceedings

If a Completed Default occurs and is continuing, the Holders of a majority in principal amount of the Mortgage Securities then outstanding will have the right to direct the time, method and place of conducting any proceedings to be taken for any sale of the mortgaged property, the foreclosure of the Mortgage, or for the appointment of a receiver or any other proceeding under the Mortgage, provided that such direction does not conflict with any rule of law or with the Mortgage. (Mortgage, Sec. 69)

No Impairment of Right to Receive Payment

Notwithstanding any other provision of the Mortgage, the right of any Holder to receive payment of the principal of and interest on such Mortgage Security, or to institute suit for the enforcement of any such payment, shall not be impaired or affected without the consent of such Holder. (Mortgage, Sec. 148)

Notice of Default

No Holder may enforce the lien of the Mortgage unless such Holder shall have given the Mortgage Trustee written notice of a Completed Default and unless the Holders of 25% in principal amount of the Mortgage Securities have requested the Mortgage Trustee in writing to act and have offered the Mortgage Trustee adequate security and indemnity and a reasonable opportunity to act. (Mortgage, Sec. 79)

Remedies Limited by State Law

The laws of the various states in which the property subject to the lien of the Mortgage is located may limit or deny the ability of the Mortgage Trustee and/or the Holders to enforce certain rights and remedies provided in the Mortgage in accordance with their terms.

Concerning the Mortgage Trustee

The Mortgage Trustee has, and is subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Mortgage Trustee is not under any obligation to take any action in respect of any default or otherwise, or toward the execution or enforcement of any of the trusts created by the Mortgage, or to institute, appear in or defend any suit or other proceeding in connection therewith, unless requested in writing so to do by the Holders of a majority in principal amount of the Mortgage Securities then outstanding. Anything in the Mortgage to the contrary notwithstanding, the Mortgage Trustee is under no obligation or duty to perform any act thereunder (other than the delivery of notices) or to institute or defend any suit in respect hereof, unless properly indemnified to its satisfaction. (Mortgage, Sec. 92)

The Mortgage Trustee may at any time resign and be discharged of the trusts created by the Mortgage by giving written notice to Avista and thereafter publishing notice thereof, specifying a date when such resignation shall take effect, as provided in the Mortgage, and such resignation shall take effect upon the day specified in such notice unless a successor trustee shall have previously been appointed by the Holders or Avista and in such event such resignation shall take effect immediately upon the appointment of such successor trustee. The Mortgage Trustee may be removed at any time by the Holders of a majority in principal amount of the Mortgage Securities then outstanding. (Mortgage, Secs. 100 and 101)

If Avista appoints a successor trustee and such successor trustee has accepted the appointment, the Mortgage Trustee will be deemed to have resigned as of the date of such successor trustee’s acceptance. (Mortgage, Sec. 102)

Evidence of Compliance with Mortgage Provisions

Compliance with provisions of the Mortgage is evidenced by written statements of Avista’s officers or persons selected or paid by Avista. In certain matters, statements must be made by an independent accountant or engineer. Various certificates and other papers are required to be filed annually and upon the happening of certain events, including an annual certificate with reference to compliance with the terms of the Mortgage and absence of Completed Defaults.

DESCRIPTION OF THE NOTES

Avista may issue the Notes in one or more series, or in one or more tranches within a series. The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act. The following summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture and the Trust Indenture Act. The Notes, together with all other debt securities outstanding under the Indenture, are hereinafter called, collectively, the “Indenture Securities”. Avista has filed the Indenture, as well as a form of officer’s certificate to establish a series of Notes, as exhibits to the registration statement of which this prospectus is a part. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings set forth in the Indenture. Wherever particular provisions of the Indenture or terms defined in the Indenture are referred to, those provisions or definitions are incorporated by reference as part of the statements made in this prospectus and those statements are qualified in their entirety by that reference. References to article and section numbers, unless otherwise indicated, are references to article and section numbers of the Indenture.

The applicable prospectus supplement or prospectus supplements will describe the following terms of the Notes of each series or tranche:

•	the title of the Notes;

•	any limit upon the aggregate principal amount of the Notes;

•	the date or dates on which the principal of the Notes is payable or the method of determination thereof and the right, if any, to extend such date or dates;

•	(a) the rate or rates at which the Notes will bear interest, if any, or the method by which such rate or rates, if any, will be determined, (b) the date or dates from which any such interest will accrue, (c) the interest payment dates on which any such interest will be payable, (d) the right, if any, of Avista to defer or extend an interest payment date, (e) the regular record date for any interest payable on any interest payment date and (f) the person or persons to whom interest on the Notes will be payable on any interest payment date, if other than the person or persons in whose names the Notes are registered at the close of business on the regular record date for such interest;

•	any period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which the Notes may be redeemed, in whole or in part, at the option of Avista;

•	(a) the obligation or obligations, if any, of Avista to redeem or purchase any of the Notes pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder, (b) the period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which the Notes will be redeemed or purchased, in whole or in part, pursuant to such obligation, and (c) applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder;

•	the denominations in which any of the Notes will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

•	if the Notes are to be issued in global form, the identity of the depositary;

•	the terms, if any, upon which the Notes may be converted into other securities of Avista; and

•	any other terms of the Notes.

Payment and Paying Agents

Except as may be provided in the applicable prospectus supplement, Avista will pay interest, if any, on each Note on each interest payment date to the person in whose name such Note is registered (for the purposes of this section of the prospectus, the registered holder of any Indenture Security is herein referred to as a “Holder”) as of the close of business on the regular record date relating to such interest payment date; provided, however, that Avista will pay interest at maturity (whether at stated maturity, upon redemption or otherwise, “Maturity”) to the person to whom principal is paid. However, if there has been a default in the payment of interest on any Note, such defaulted interest may be payable to the Holder of such Note as of the close of business on a date selected by the Indenture Trustee which is not more than 30 days and not less than 10 days before the date proposed by Avista for payment of such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Note may be listed, if the Indenture Trustee deems such manner of payment practicable. (Indenture, Sec. 307)

Unless otherwise specified in the applicable prospectus supplement, Avista will pay the principal of and premium, if any, and interest, if any, on the Notes at Maturity upon presentation of the Notes at the corporate trust office of The Bank of New York in New York, New York, as paying agent for Avista. Avista may change the place of payment of the Notes, may appoint one or more additional paying agents (including Avista) and may remove any paying agent, all at its discretion. (Indenture, Sec. 502)

Registration; Registration of Transfer

The Notes will be issued only in fully registered form. The registered Holder of a Note will be treated as the owner of the Note for all purposes under the Indenture. Only registered Holders will have rights under the Indenture. (Indenture, Sec. 308)

Unless otherwise specified in the applicable prospectus supplement, Holders may register the transfer of Notes, and may exchange Notes for other Notes of the same series and tranche, of authorized denominations and having the same terms and aggregate principal amount, at the corporate trust office of The Bank of New York in New York, New York, as security registrar for the Notes. Avista may change the place for registration of transfer and exchange of the Notes, may appoint one or more additional security registrars (including Avista) and may remove any security registrar, all at its discretion. (Indenture, Sec. 502)

Except as otherwise provided in the applicable prospectus supplement, no service charge will be made for any transfer or exchange of the Notes, but Avista may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Notes. Avista will not be required to execute or to provide for the registration of transfer or the exchange of (a) any Note during a period of 15 days before giving any notice of redemption or (b) any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part. (Indenture, Sec. 305)

Redemption

The applicable prospectus supplement will set forth any terms for the optional or mandatory redemption of Notes. Except as otherwise provided in the applicable prospectus supplement with respect to Notes redeemable at the option of the Holder, Notes will be redeemable by Avista only upon notice by mail not less than 30 nor more than 60 days before the date fixed for redemption. If less than all the Notes of a series, or any tranche thereof, are to be redeemed by Avista, the particular Notes to be redeemed will be selected by such method as shall be provided for such series or tranche, or in the absence of any such provision, by such method of random selection as the Security Registrar deems fair and appropriate. (Indenture, Secs. 403 and 404)

Any notice of redemption at the option of Avista may state that such redemption will be conditional upon receipt by the paying agent or agents, on or before the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Notes and that if such money has not been so received, such notice will be of no force or effect and Avista will not be required to redeem such Notes. (Indenture, Sec. 404)

Unsecured Obligations; Structural Subordination

The Indenture is not a mortgage or other lien on assets of Avista or its subsidiaries. In addition to the Notes, other debt securities may be issued under the Indenture, without any limit on the aggregate principal amount. Each series of Indenture Securities will be unsecured and will rank pari passu with all other series of Indenture Securities, except as otherwise provided in the Indenture, and with all other unsecured and unsubordinated indebtedness of Avista Except as otherwise described in the applicable prospectus supplement, the Indenture does not limit the incurrence or issuance by Avista of other secured or unsecured debt, whether under the Indenture, under any other indenture that Avista may enter into in the future or otherwise.

Although its utility operations are conducted directly by Avista, all of the other operations of Avista are conducted through its subsidiaries. Any right of Avista, as a shareholder, to receive assets of any of its direct or indirect subsidiaries upon the subsidiary’s liquidation or reorganization (and the right of the Holders and other creditors of Avista to participate in those assets) is junior to the claims against such assets of that subsidiary’s creditors. As a result, the obligations of Avista to the Holders and other creditors are effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Avista’s direct and indirect subsidiaries.

Satisfaction and Discharge

Any Indenture Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture and, at Avista’s election, the entire indebtedness of Avista in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited in trust with the Indenture Trustee or any paying agent (other than Avista):

•	money in an amount which will be sufficient, or

•	in the case of a deposit made before the maturity of such Indenture Securities, Eligible Obligations, which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Indenture Trustee or such Paying Agent, will be sufficient, or

•	a combination of money and Eligible Obligations which will be sufficient,

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities. For this purpose, “Eligible Obligations” include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and such other obligations or instruments as shall be specified in an accompanying prospectus supplement. (Indenture, Sec. 601)

The right of Avista to cause its entire indebtedness in respect of the Indenture Securities of any series to be deemed to be satisfied and discharged as described above will be subject to the satisfaction of conditions specified in the instrument creating such series.

The Indenture will be deemed to have been satisfied and discharged when no Indenture Securities remain outstanding thereunder and Avista has paid or caused to be paid all other sums payable by Avista under the Indenture. (Indenture, Sec. 602)

Events of Default

Any one or more of the following events with respect to a series of Indenture Securities that has occurred and is continuing will constitute an “Event of Default” with respect to such series of Indenture Securities:

•	failure to pay interest on any Indenture Security of such series within 60 days after the same becomes due and payable; provided, however, that no such failure shall constitute an Event of Default if Avista has made a valid extension of the interest payment period with respect to the Indenture Securities of such series if so provided with respect to such series;

•	failure to pay the principal of or premium, if any, on any Indenture Security of such series within 3 business days after its Maturity; provided, however, that no such failure will constitute an Event of Default if Avista has made a valid extension of the Maturity of the Indenture Securities of such series, if so provided with respect to such series;

•	failure to perform, or breach of, any covenant or warranty of Avista contained in the Indenture for 90 days after written notice to Avista from the Indenture Trustee or to Avista and the Indenture Trustee by the Holders of at least 25% in principal amount of the outstanding Indenture Securities of such series as provided in the Indenture unless the Indenture Trustee, or the Indenture Trustee and the Holders of a principal amount of Indenture Securities of such series not less than the principal amount of Indenture Securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period before its expiration; provided, however, that the Indenture Trustee, or the Indenture Trustee and the Holders of such principal amount of Indenture Securities of such series, as the case may be, will be deemed to have agreed to an extension of such period if corrective action is initiated by Avista within such period and is being diligently pursued;

•	default under any bond, debenture, note or other evidence of indebtedness of Avista for borrowed money (including Indenture Securities of other series) or under any mortgage, indenture, or other instrument to evidence any indebtedness of Avista for borrowed money, which default (1) constitutes a failure to make any payment in excess of $5,000,000 of the principal of, or interest on, such indebtedness or (2) has resulted in such indebtedness in an amount in excess of $10,000,000 becoming or being declared due and payable prior to the date it would otherwise have become due and payable, without such payment having been made, such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 90 days after written notice to Avista by the Indenture Trustee or to Avista and the Indenture Trustee by the Holders of at least 25% in principal amount of the outstanding Securities of such series as provided in the Indenture; or

•	certain events in bankruptcy, insolvency or reorganization of Avista (Indenture, Sec. 701).

Remedies

Acceleration of Maturity

If an Event of Default applicable to the Indenture Securities of any series occurs and is continuing, then either the Indenture Trustee or the Holders of not less than 33% in aggregate principal amount of the outstanding Indenture Securities of such series may declare the principal amount (or, if any of the outstanding Indenture Securities of such series are Discount Securities, such portion of the principal amount thereof as may be specified in the terms thereof) of all of the outstanding Indenture Securities of such series to be due and payable immediately by written notice to Avista (and to the Indenture Trustee if given by the Holders); provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Indenture Trustee or the Holders of not less than 33% in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration and not the Holders of any one such series.

At any time after such a declaration of acceleration with respect to the Indenture Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

•	Avista has paid or deposited with the Indenture Trustee a sum sufficient to pay

•	all overdue interest, if any, on all Indenture Securities of such series;

•	the principal of and premium, if any, on any Indenture Securities of such series which have become due otherwise than by such declaration of acceleration and interest, if any, thereon at the rate or rates prescribed therefor in such Indenture Securities;

•	interest, if any, upon overdue interest, if any, at the rate or rates prescribed therefor in such Indenture Securities, to the extent that payment of such interest is lawful; and

•	all amounts due to the Indenture Trustee under the Indenture in respect of compensation and reimbursement of expenses; and

•	all Events of Default with respect to Indenture Securities of such series, other than the non-payment of the principal of the Indenture Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Indenture, Sec. 702)

Right to Direct Proceedings

If an Event of Default with respect to the Indenture Securities of any series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Indenture Securities of such series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee in exercising any trust or power conferred on the Indenture Trustee; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of any one of such series; and provided, further, that (a) such direction does not conflict with any rule of law or with the Indenture, and could not involve the Indenture Trustee in personal liability in circumstances where indemnity would not, in the Indenture Trustee’s sole discretion, be adequate and (b) the Indenture Trustee may take any other action deemed proper by the Indenture Trustee which is not inconsistent with such direction. (Indenture, Sec. 712)

Limitation on Right to Institute Proceedings

No Holder will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or for any other remedy thereunder unless:

•	such Holder has previously given to the Indenture Trustee written notice of a continuing Event of Default with respect to the Indenture Securities of any one or more series;

•	the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series in respect of which such Event of Default has occurred, considered as one class, have made written request to the Indenture Trustee to institute proceedings in respect of such Event of Default and have offered the Indenture Trustee reasonable indemnity against costs and liabilities to be incurred in complying with such request; and

•	for 60 days after receipt of such notice, the Indenture Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Indenture Trustee during such 60 day period by the Holders of a majority in aggregate principal amount of Indenture Securities then outstanding.

Furthermore, no Holder of any series of Indenture Securities will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders of such series. (Indenture, Sec. 707)

No Impairment of Right to Receive Payment

Notwithstanding that the right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each Holder will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Indenture Security when due and to institute suit for the enforcement of any such payment. Such rights may not be impaired or affected without the consent of such Holder. (Indenture, Sec. 708)

Notice of Default

The Indenture Trustee is required to give the Holders notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to Holders of a default of the character described in the third bulleted paragraph under “— Events of Default” may be given until at least 75 days after the occurrence thereof. For purposes of the preceding sentence, the term “default” means any event which is, or after notice or lapse of time, or both, would become, an Event of Default. The Trust Indenture Act currently permits the Indenture Trustee to withhold notices of default (except for certain payment defaults) if the Indenture Trustee in good faith determines the withholding of such notice to be in the interests of the Holders. (Indenture, Sec. 802)

Consolidation, Merger, Sale of Assets and Other Transactions

Avista may not consolidate with or merge into any other Person, or convey or otherwise transfer, or lease, all of its properties, as or substantially as an entirety, to any Person, unless:

•	the Person formed by such consolidation or into which Avista is merged or the Person which acquires by conveyance or other transfer, or which leases (for a term extending beyond the last Stated Maturity of the

Indenture Securities then outstanding), all of the properties of Avista, as or substantially as an entirety, shall be a Person organized and existing under the laws of the United States, any State or Territory thereof or the District of Columbia or under the laws of Canada or any Province thereof; and

•	such Person shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the Indenture Securities then outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by Avista.

In the case of the conveyance or other transfer of all of the properties of Avista, as or substantially as an entirety, to any person as contemplated above, Avista would be released and discharged from all obligations under the Indenture and on all Indenture Securities then outstanding unless Avista elects to waive such release and discharge. Upon any such consolidation or merger or any such conveyance or other transfer of properties of Avista, the successor, transferee or lessee would succeed to, and be substituted for, and would be entitled to exercise every power and right of, Avista under the Indenture. (Indenture, Secs. 1001, 1002 and 1003)

For purposes of the Indenture, the conveyance, transfer or lease by Avista of all of its facilities (a) for the generation of electric energy, (b) for the transmission of electric energy, (c) for the distribution of electric energy and/or natural gas, in each case considered alone, (d) all of its facilities described in clauses (a) and (b), considered together, or (e) all of its facilities described in clauses (b) and (c), considered together, will in no event be deemed to constitute a conveyance or other transfer of all the properties of Avista, as or substantially as an entirety, unless, immediately following such conveyance, transfer or lease, Avista owns no unleased properties in the other such categories of property not so conveyed or otherwise transferred or leased.

The Indenture will not prevent or restrict:

•	any consolidation or merger after the consummation of which Avista would be the surviving or resulting entity; or

•	any conveyance or other transfer, or lease, of any part of the properties of Avista which does not constitute the entirety, or substantially the entirety, thereof. (Indenture, Sec. 1004)

If Avista conveys or otherwise transfers any part of its properties which does not constitute the entirety, or substantially the entirety, thereof to another Person meeting the requirements set forth in the first paragraph under this heading, and if:

•	such transferee expressly assumes the due and punctual payment of the principal of and premium, if any, and interest, if any, on all Indenture Securities then outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by Avista; and

•	there is delivered to the Indenture Trustee an independent expert’s certificate (i) describing the property so conveyed or transferred and identifying the same as facilities for the generation, transmission or distribution of electric energy or for the storage, transportation or distribution of natural gas and (ii) stating that the aggregate principal amount of the Indenture Securities then outstanding does not exceed 70% of the fair value of such property, then Avista would be released and discharged from all obligations and covenants under the Indenture and on all Indenture Securities then outstanding unless Avista elects to waive such release and discharge. In such event, the transferee would succeed to, and be substituted for, and would be entitled to exercise every right and power of, Avista under the Indenture. (Indenture, Sec. 1005)

Modification of Indenture

Modifications Without Consent

Avista and the Indenture Trustee may enter into one or more supplemental indentures, without the consent of any Holders, for any of the following purposes:

•	to evidence the succession of another Person to Avista and the assumption by any such successor of the covenants of Avista in the Indenture and in the Indenture Securities;

•	to add one or more covenants of Avista or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be outstanding, Indenture Securities of one or more specified series, or one or more tranches thereof, or to surrender any right or power conferred upon Avista by the Indenture;

•	to change or eliminate any provisions of the Indenture or to add any new provisions to the Indenture, provided that if such change, elimination or addition adversely affects the interests of the Holders of the Indenture Securities of any series or tranche in any material respect, such change, elimination or addition will become effective with respect to such series or tranche only when no Indenture Security of such series or tranche remains outstanding;

•	to provide collateral security for the Indenture Securities or any series thereof;

•	to establish the form or terms of the Indenture Securities of any series or tranche as permitted by the Indenture;

•	to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the Holders thereof, and for any and all other matters incidental thereto;

•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the Indenture Securities of one or more series;

•	to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series or tranche of, the Indenture Securities; or

•	to change any place or places where (a) the principal of and premium, if any, and interest, if any, on all or any series of Indenture Securities, or any tranche thereof, will be payable, (b) all or any series of Indenture Securities, or any tranche thereof, may be surrendered for registration of transfer, (c) all or any series of Indenture Securities, or any tranche thereof, may be surrendered for exchange and (d) notices and demands to or upon Avista in respect of all or any series of Indenture Securities, or any tranche thereof, and the Indenture may be served; or

•	to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, to make any other changes to the provisions thereof or to add any other provisions with respect to matters and questions arising under the Indenture, so long as such other changes or additions do not adversely affect the interests of the Holders of any series or tranche in any material respect.

Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Original Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Original Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and Avista and the Indenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment. (Indenture, Sec. 1101)

Modifications Requiring Consent

Except as provided above, the consent of the Holders of a majority in aggregate principal amount of the Indenture Securities of all series then outstanding, considered as one class is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Indenture Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, of such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may:

•	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Indenture Security other than pursuant to the terms thereof, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Indenture Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Indenture Security;

•	reduce the percentage in principal amount of the outstanding Indenture Securities of any series, or any tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or of any default thereunder and its consequences;

•	reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each outstanding Indenture Security of such series or tranche; or

•	modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Indenture Securities of any series, or any tranche thereof, without the consent of the Holder of each outstanding Indenture Security of such series or tranche.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of the Holders of, or which is to remain in effect only so long as there shall be outstanding, Indenture Securities of one or more specified series, or one or more tranches thereof, or modifies the rights of the Holders of such series or tranche with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of any other series or tranche.

If the supplemental indenture or other document establishing any series or tranche of Indenture Securities so provides, and as specified in the applicable prospectus supplement and/or pricing supplement, the Holders of such Indenture Securities will be deemed to have consented, by virtue of their purchase of such Indenture Securities, to a supplemental indenture containing the additions, changes or eliminations to or from the Indenture which are specified in such supplemental indenture or other document. No Act of such Holders will be required to evidence such consent and such consent may be counted in the determination of whether the Holders of the requested principal amount of Indenture Securities have consented to such supplemental indenture. (Indenture, Sec. 1102)

Duties of the Indenture Trustee; Resignation; Removal

The Indenture Trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Indenture Trustee will be under no obligation to exercise any of the powers vested in it by the Indenture at the request of any Holder, unless such Holder offers it reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (Indenture, Secs. 801 and 803)

The Indenture Trustee may resign at any time with respect to the Indenture Securities of one or more series by giving written notice thereof to Avista or may be removed at any time with respect to the Indenture Securities of one or more series by Act of the Holders of a majority in principal amount of the outstanding Indenture Securities of such series delivered to the Indenture Trustee and Avista. No resignation or removal of the Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if Avista has delivered to the Indenture Trustee with respect to one or more series a resolution of its Board of Directors appointing a successor trustee with respect to that or those series and such successor has accepted such appointment in accordance with the terms of the Indenture, the Indenture Trustee with respect to that or those series will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Indenture, Sec. 810)

Evidence of Compliance

Compliance with the Indenture provisions is evidenced by written statements of Avista officers or persons selected or paid by Avista. In certain cases, Avista must furnish opinions of counsel and certifications of an engineer, appraiser or other expert (who in some cases must be independent). In addition, the Indenture requires that Avista give the Indenture Trustee, not less than annually, a brief statement as to Avista’s compliance with the conditions and covenants under the Indenture.

Governing Law

The Indenture and the Indenture Securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act shall be applicable.

DESCRIPTION OF PREFERRED STOCK

General

The authorized capital stock of Avista Corporation, as set forth in its Restated Articles of Incorporation, as amended (“Avista Articles”), consists of 10,000,000 shares of Preferred Stock, cumulative, without nominal or par value, which is issuable in series, and 200,000,000 shares of Common Stock, without nominal or par value, together with attached preferred share purchase rights. Following is a brief description of certain of the rights and privileges of the Preferred Stock.

Avista may issue shares of New Preferred Stock in one or more additional series. The terms of the New Preferred Stock will include those stated in the Avista Articles and in Avista’s Bylaws (“Avista Bylaws”) and those made applicable thereto by the Washington Business Corporation Act (the “Washington BCA”). The following summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Avista Articles, the Avista Bylaws and the Washington BCA. Avista has filed the Avista Articles, as well as a form of amendment thereto to establish a series of New Preferred Stock, and the Avista Bylaws as exhibits to the registration statement of which this prospectus is a part. Whenever particular provisions of the Avista Articles or the Avista Bylaws are referred to, those provisions are incorporated by reference as part of the statements made in this prospectus and those statements are qualified in their entirety by that reference.

The Avista Articles provide that the Preferred Stock may be divided into and issued from time to time in one or more series. All shares of Preferred Stock constitute one and the same class of stock, are of equal rank and will otherwise be identical except as to the designation thereof, the date or dates from which dividends on shares thereof will be cumulative, and except that each series may vary as to, and the applicable prospectus supplement will describe:

•	the rate or rates of dividends, if any, which may be expressed in terms of a formula or other method by which such rate or rates will be calculated from time to time, and the date or dates on which dividends may be payable,

•	whether shares may be redeemed and, if so, the redemption price and terms and conditions of redemption,

•	the amount payable on voluntary and involuntary liquidation,

•	sinking fund provisions, if any, for the redemption or purchase of shares, and

•	the terms and conditions, if any, on which shares may be converted.

When Preferred Stock is initially issued, the number of shares constituting such series, its distinguishing serial designation and its particular characteristics (insofar as there may be variations between series) may be fixed by resolution of the Board of Directors.

Dividend Rights

The New Preferred Stock of each series will be entitled, on a parity with each other series of Preferred Stock and in preference to the Common Stock, to receive, but only when and as declared by the Board of Directors, dividends at the rate determined for such series and set forth in the applicable prospectus supplement. Such dividends will be cumulative from the date of issuance of the New Preferred Stock and will be payable on the fifteenth day of March, June, September and December in each year, except as otherwise provided in the applicable prospectus supplement.

Liquidation Rights

The New Preferred Stock of each series will be entitled, upon dissolution or liquidation, on a parity with each other series of Preferred Stock and in preference to the Common Stock, to a liquidation preference per share determined for such series plus an amount equivalent to accrued and unpaid dividends thereon, if any, to the date of such event. The liquidation preference of each series of New Preferred Stock will be set forth in the applicable prospectus supplement.

Voting Rights

Except for those purposes for which the right to vote is expressly conferred by the Avista Articles or the Washington BCA, the holders of Preferred Stock have no power to vote.

Under the Avista Articles, whenever and as often as, at any date, dividends payable on any shares of Preferred Stock (including any New Preferred Stock) shall be in arrears in an amount equal to the aggregate amount of dividends accumulated on such shares over the eighteen (18) month period ended on such date, the holders of the Preferred Stock, voting separately and as a single class, are entitled to elect a majority of the Board of Directors, and the holders of the Common Stock, voting separately and as a single class, shall be entitled to elect the remaining directors. Such voting rights of the holders of the Preferred Stock cease when all defaults in the payment of dividends on the Preferred Stock of any and all series have been cured.

In addition, under the Avista Articles the affirmative vote of the holders of at least a majority of the shares of the Preferred Stock is required:

(a) for the adoption of any amendment of the Avista Articles which would: (i) create or authorize any new class of stock ranking prior to or on a parity with the Preferred Stock as to dividends or upon dissolution, liquidation or winding up; (ii) increase the authorized number of shares of the Preferred Stock; or (iii) change any of the rights or preferences of the Preferred Stock at the time outstanding, provided that if any such change would affect the holders of less than the Preferred Stock of all series then outstanding, only the affirmative vote of the holders of at least a majority of the shares of all series so affected is required; and

(b) for the issuance of Preferred Stock, or of any other class of stock ranking prior to or on a parity with such Preferred Stock as to dividends or upon dissolution, liquidation or winding up, unless the net income of Avista available for the payment of dividends for a period of 12 consecutive calendar months within the 15 calendar months immediately preceding the issuance of such shares is at least equal to one and one-half times the annual dividend requirements on shares of Preferred Stock and on all shares of all other classes of stock ranking prior to or on a parity with the Preferred Stock as to dividends or upon dissolution, liquidation or winding up, which will be outstanding immediately after the issuance of such shares, including the shares proposed to be issued; provided, however, that if the shares of Preferred Stock or any such prior or parity stock shall have a variable dividend rate, the annual dividend requirement of such shares shall be determined by reference to the weighted average dividend rate on such shares during the 12-month period for which the net income of Avista available for the payment of dividends shall have been determined; and provided, further, that if the shares of the series to be issued are to have a variable dividend rate, the annual dividend requirement on such shares shall be determined by reference to the initial dividend rate upon the issuance of such shares.

Under the Washington BCA, a vote of the holders of a majority of the outstanding shares of Preferred Stock is required in connection with certain changes in the capital structure of Avista or in certain rights and preferences of the Preferred Stock, including certain of the changes described in (a) above. In addition, the Washington BCA requires the approval of certain mergers, share exchanges (but not the Share Exchange presently contemplated) and other major corporate transactions by the holders of two-thirds of the outstanding Preferred Stock.

Pre-emptive Rights

No holder of Preferred Stock has any pre-emptive rights.

Miscellaneous

The Avista Articles contain no restriction on the redemption or repurchase by Avista of shares of Preferred Stock while there is any arrearage in the payment of dividends on, or sinking fund payments in respect of, the Preferred Stock.

Upon issuance as contemplated by this prospectus and the applicable prospectus supplement, the New Preferred Stock will be fully paid and nonassessable. The holders of the New Preferred Stock will not be subject to liability for further calls or assessment by, or for liabilities of, Avista.

DESCRIPTION OF COMMON STOCK

General

The authorized capital stock of Avista, as set forth in its Restated Articles of Incorporation, as amended, consists of 10,000,000 shares of Preferred Stock, cumulative, without nominal or par value, which is issuable in series, and 200,000,000 shares of Common Stock without nominal or par value, together with attached preferred share purchase rights. Following is a brief description of certain of the rights and privileges of the Common Stock.

Avista may issue additional shares of its Common Stock from time to time. The terms of the Common Stock include those stated in the Avista Articles and the Avista Bylaws and those made applicable thereto by the Washington BCA. The following summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Avista Articles, the Avista Bylaws and the Washington BCA. Avista has filed the Avista Articles and the Avista Bylaws as exhibits to the registration statement of which this prospectus forms a part. Whenever particular provisions of the Avista Articles or the Avista Bylaws are referred to, those provisions are incorporated as part of the statements made in this prospectus and those statements are qualified in their entirety by that reference.

Dividend Rights

After full provision for all Preferred Stock dividends declared or in arrears, the holders of Common Stock are entitled to receive such dividends as may be lawfully declared from time to time by Avista’s Board of Directors.

The Indenture, dated as of April 3, 2001, between Avista and The Bank of New York, as successor trustee, under which $272,860,000 of senior unsecured notes were outstanding as of November 30, 2006, contains restrictions on the payment of dividends. So long as there is no default under the Indenture, Avista does not expect these restrictions to limit its ability to pay dividends on its capital stock. These notes mature on June 1, 2008.

Voting Rights

The holders of the Common Stock have sole voting power, except as indicated below or as otherwise provided by law. Each holder of Common Stock is entitled to one vote per share, except that, in the election of directors, each holder has “cumulative” voting rights by which such holder is entitled to that number of votes which is equal to the number of directors to be elected multiplied by the number of shares held. These votes may all be cast for a single nominee for director or may be distributed among any two or more nominees.

Under the Avista Articles, whenever and as often as, at any date, dividends payable on any shares of Preferred Stock (including any New Preferred Stock) shall be in arrears in an amount equal to the aggregate amount of dividends accumulated on such shares of Preferred Stock over the eighteen (18) month period ended on such date, the holders of the Preferred Stock, voting separately and as a single class, are entitled to elect a majority of the Board of Directors, and the holders of the Common Stock, voting separately and as a single class, will be entitled to elect the remaining directors. Such voting rights of the holders of the Preferred Stock cease when all defaults in the payment of dividends on the Preferred Stock have been cured.

In addition, the consent of various proportions of the Preferred Stock at the time outstanding is required to adopt any amendment to the Articles which would authorize any new class of stock ranking prior to or on a parity with the Preferred Stock as to certain matters, to increase the authorized number of shares of the Preferred Stock, to change any of the rights or preferences of outstanding Preferred Stock or to issue additional shares of Preferred Stock unless an earnings test is satisfied.

Classified Board of Directors

Both the Avista Articles and the Avista Bylaws provide for a Board of Directors divided into three classes. Each director of a class will generally serve for a term of three years, with only one class of directors being elected in each year. The classification of the Board of Directors reduces the impact of cumulative voting rights.

The Avista Articles and Avista Bylaws also generally provide that directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock. The Avista Articles and Avista Bylaws further require an affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock to alter, amend or repeal the provisions relating to the classification of the Board of Directors and the removal of members from, and the filling of vacancies on, the Board of Directors.

“Fair Price” Provision

The Avista Articles contain a “fair price” provision which requires the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock for the consummation of certain business combinations, including mergers, consolidations, recapitalizations, certain dispositions of assets, certain issuances of securities, liquidations and dissolutions involving Avista and a person or entity who is or, under certain circumstances, was, a beneficial owner of 10% or more of the outstanding shares of Common Stock (an “Interested Shareholder”) unless

•	such business combination shall have been approved by a majority of the directors unaffiliated with the Interested Shareholder, or

•	certain minimum price and procedural requirements are met. The Avista Articles provide that the “fair price” provision may be altered, amended or repealed only by the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock.

Preferred Share Purchase Rights

General

Reference is made to the Rights Agreement, dated as of November 15, 1999 (the “Rights Agreement”) between Avista and The Bank of New York, as Rights Agent, filed with the SEC. The following statements are qualified in their entireties by such reference.

On November 12, 1999, the Avista Board of Directors authorized the Rights Agreement to replace the then-existing rights plan which expired on February 16, 2000. Under the Rights Agreement, Avista granted one preferred share purchase right (a “Right”) on each outstanding share of Common Stock to holders of Common Stock outstanding on February 15, 2000 or issued thereafter. The description and terms of Rights are set forth in the Rights Agreement.

Each Right entitles the registered holder, subject to regulatory approvals and other specified conditions, to purchase one one-hundredth of a share of Preferred Stock at a purchase price of $70.00 (the “Purchase Price”). The Rights are exercisable only if a person or group

•	acquires beneficial ownership of 10% or more of the outstanding shares of Common Stock, or

•	commences a tender or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding shares of Common Stock.

Until that time, the Rights are evidenced by and trade with the shares of Common Stock. Each right was originally scheduled to expire on March 31, 2009. However, in connection with the execution by Avista of the Plan of Exchange, the Rights Agreement was amended to provide that the Rights will expire upon the earlier of the effective time of the Share Exchange (as described below) and March 31, 2009.

The purchase of stock pursuant to the Rights may be subject to regulatory approvals and other specified conditions. Under no circumstances will a person or group that acquires 10% of the Common Stock be entitled to exercise Rights.

“Flip-in”

If any person or group acquires beneficial ownership of 10% or more of the outstanding shares of Common Stock, each unexercised Right will entitle its holder to purchase that number of shares of Common Stock or, at the option of Avista, Preferred Stock, which has a market value at that time of twice the Purchase Price.

“Flip-over”

In the event that any person or group has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock, and Avista

•	consolidates or merges with or into, or

•	sells 50% or more of its assets or earning power to,

any person or group, each unexercised Right would instead entitle its holder to purchase the acquiring company’s common shares having a market value of twice the Purchase Price.

Exchange

If a person or group acquires beneficial ownership of more than 10% but less than 50% of the outstanding shares of Common Stock, Avista may exchange each outstanding Right for one share of Common Stock or cash, securities or other assets having a value equal to the market value of one share of Common Stock. That exchange may be subject to regulatory approvals.

Redemption

Avista may redeem the Rights, at a redemption price of $0.01 per Right, at any time until any person or group has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock.

Certain Adjustments

The Purchase Price, the amount and type of securities covered by each Right and the number of Rights outstanding will be adjusted to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock,

•	if holders of the Preferred Stock are granted certain rights, options or warrants to subscribe for Preferred Stock or securities convertible into Preferred Stock or equivalent preferred shares at less than the current market price of the Preferred Stock, or

•	upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustments in the Purchase Price will be made until cumulative adjustments amount to at least 1% of the Purchase Price. Avista will not issue fractional shares of Preferred Stock other than in integral multiples of one ten-thousandth of a share. Instead, Avista will make an adjustment in cash based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

Amounts Outstanding

Avista distributed one Right to its shareholders for each share of Common Stock owned of record by them at the close of business on February 15, 2000. Until the earliest of

•	such time as any person or group acquires beneficial ownership of 10% or more of the outstanding shares of Common Stock,

•	March 31, 2009,

•	the redemption of the Rights, or

•	the effective time of the Share Exchange,

Avista has issued and will continue to issue one Right with each share of Common Stock that is issued after February 15, 2000 so that each outstanding share of Common Stock has and will continue to have an appurtenant Right. Avista has initially authorized and reserved 600,000 shares of Preferred Stock for issuance upon exercise of the Rights.

Amendment

Avista may amend the Rights Agreement in any respect until any person or group has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock. Thereafter, Avista may amend the Rights Agreement in any manner which will not adversely affect the holders of the Rights in any material respect.

Statutory Limitation on “Significant Business Transactions”

General

The Washington BCA contains provisions that limit our ability to engage in “significant business transactions” with an “acquiring person”, each as defined below. We have no right to waive the applicability of these provisions.

Significant Business Transactions Within Five Years of Share Acquisition Time

Subject to certain exceptions, for five years after an “acquiring person’s” “share acquisition time”, Avista may not engage in any “significant business transaction” with such “acquiring person” unless, before such “share acquisition time”, a majority of the Board of Directors approves either:

•	such “significant business transaction”; or

•	the purchase of shares made by such “acquiring person”.

Significant Business Transactions More Than Five Years After Share Acquisition Time

Avista may not engage in certain “significant business transactions” (including mergers, share exchanges and consolidations) with any “acquiring person” unless:

•	the transaction complies with certain “fair price” provisions specified in the statute; or

•	no earlier than five years after the “acquiring person’s” “share acquisition time”, the “significant business transaction” is approved at an annual or special meeting of shareholders (in which the “acquiring person’s” shares may not be counted in determining whether the “significant business transaction” has been approved).

Definitions

As used in this section:

“Significant business transaction” means any of various specified transactions involving an “acquiring person”, including:

•	a merger, share exchange, or consolidation of Avista or any of its subsidiaries with an “acquiring person” or its affiliate;

•	a sale, lease, transfer or other disposition to an “acquiring person” or its affiliate of assets of Avista or any of its subsidiaries having an aggregate market value equal to 5% or more of all of the assets determined on a consolidated basis, or all the outstanding shares of Avista, or representing 5% or more of its earning power or net income determined on a consolidated basis;

•	termination, at any time over the five-year period following the “share acquisition time”, of 5% or more of the employees of Avista as a result of the “acquiring person’s” acquisition of 10% or more of the shares of Avista; and

•	the issuance or redemption by Avista or any of its subsidiaries of shares (or of options, warrants, or rights to acquire shares) of Avista or any of its subsidiaries to or beneficially owned by an “acquiring person” or its affiliate except pursuant to an offer, dividend distribution or redemption paid or made pro rata to all shareholders (or holders of options, warrants or rights).

“Acquiring person” means, with certain exceptions, a person (or group of persons) other than Avista or its subsidiaries who beneficially owns 10% or more of the outstanding Common Stock of Avista.

“Share acquisition time” means the time at which a person first becomes an “acquiring person” of Avista.

Anti-Takeover Effect

The provisions of the Avista Articles and the Avista Bylaws described above under “Classified Board of Directors” and “‘Fair Price’ Provision” and the Rights Agreement described above under “Preferred Share Purchase Rights”, together with the provisions of the Washington BCA described above under “Statutory Limitations on ‘Significant Business Transactions’’’, considered either individually or in the aggregate, may have an “anti-takeover” effect. These provisions could discourage a future takeover attempt which is not approved by Avista’s Board of Directors but which individual shareholders might deem to be in their best interests or in which shareholders would receive a premium for their shares over current market prices. As a result, shareholders who might desire to participate in such a transaction might not have an opportunity to do so.

The Rights described above under “Preferred Share Purchase Rights” would cause substantial dilution to a person or group that attempts to acquire Avista on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired or redeemed. However, the Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time that a person or group has acquired beneficial ownership of 10% or more of the Common Stock since until such time the Rights may be redeemed, or the Rights Agreement may be amended, as described above.

The provisions described above under “Classified Board of Directors” could also cause the removal of the incumbent Board of Directors or management to require more time or render such removal more difficult, procedurally or otherwise.

Liquidation Rights

In the event of any liquidation or dissolution of Avista, after satisfaction of the preferential liquidation rights of the Preferred Stock, the holders of Common Stock would be entitled to share ratably in all assets of Avista available for distribution to shareholders.

Pre-Emptive Rights

No holder of Common Stock has any pre-emptive rights.

Miscellaneous

The presently outstanding shares of Common Stock are fully paid and non-assessable. Upon issuance as contemplated by this prospectus and the applicable prospectus supplement, additional shares of Common Stock will be fully paid and nonassessable. The holders of such shares of Avista Common Stock are not and will not be subject to liability for further calls or assessment by, or for liabilities of, Avista.

The outstanding shares of Common Stock are listed on the New York Stock Exchange. Any new shares of Avista Common Stock will also be listed on that Exchange subject to official notice of issuance.

The Transfer Agent and Registrar for the Common Stock is The Bank of New York, 101 Barclay Street, 11th Floor, New York, New York 10286.

Proposed Formation of Holding Company

General

Avista is in the process of reorganizing itself into a holding company structure. Pursuant to the Plan of Exchange between Avista and AVA, the Share Exchange would be effected whereby each outstanding share of Avista Common Stock (including any shares offered hereby) would be exchanged for one share of AVA Common Stock, so that the holders of Avista Common Stock would become holders of AVA Common Stock and Avista would become a subsidiary of AVA.

Immediately following the Share Exchange:

•	former holders of shares of Avista Common Stock (including any shares of Avista Common Stock offered hereby and issued before the effective time of the Share Exchange) would hold shares of AVA Common Stock;

•	AVA would own all of the outstanding shares of Avista Common Stock; and

•	Avista will continue to own, directly or indirectly, the outstanding shares of common stock of its subsidiaries that it currently holds.

See “Avista Corporation — Proposed Formation of Holding Company” for additional general information regarding the proposed formation of a holding company.

Effective Time of Share Exchange; Conditions

The Share Exchange will become effective as of a date to be selected by Avista and AVA as provided in the Plan of Exchange, after satisfaction of the conditions set forth in the Plan of Exchange, including:

•	approval of the Share Exchange by federal and state regulatory commissions, which approvals shall not include, in the sole judgment of the Avista Board of Directors, any unacceptable conditions;

•	listing of AVA Common Stock on the New York Stock Exchange, upon official notice of issuance;

•	receipt by Avista of a confirmatory opinion of Heller Ehrman LLP to the effect, among other things, that no gain or loss will be recognized by holders of Avista Common Stock whose shares of Avista Common Stock are exchanged for shares of AVA Common Stock pursuant to the Plan of Exchange; and

•	consents under various financing agreements of Avista.

Notice of Effectiveness of Share Exchange

Promptly after the effective time of the Share Exchange, all shareholders of record of Avista Common Stock as of the date of the Share Exchange will be provided with notice that the Share Exchange has taken place.

Exchange of Stock Certificates Not Required

If the Share Exchange is consummated, the holders of Avista Common Stock will automatically become the owners of shares of AVA Common Stock on a share-for-share basis, and the present Common Stock certificates of Avista will automatically represent shares of AVA Common Stock. It will not be necessary for holders of Avista Common Stock to physically exchange their Common Stock certificates. After the effective time of the Share Exchange, as and when outstanding certificates of Avista Common Stock are presented for transfer, new certificates bearing AVA’s name will be issued. Holders of Avista Common Stock may surrender their old Avista Common Stock certificates in exchange for new AVA Common Stock certificates at any time.

Listing of AVA Common Stock

AVA intends to list AVA Common Stock on the New York Stock Exchange. AVA expects that before the effective time of the Share Exchange, the NYSE will authorize such listing “subject to official notice of issuance”. Such authorization is a condition to consummation of the Share Exchange. At the effective time, AVA will notify the NYSE that the Share Exchange has been consummated and this will complete the listing process. Thus, Avista shares will be listed on the NYSE until the effective time of the Share Exchange, and AVA shares will be listed at and after the effective time.

After the effective time of the Share Exchange, the Avista Common Stock will no longer be listed on any stock exchange because all shares of Avista Common Stock will be held by one shareholder, AVA.

Dividends

Dividends on AVA Common Stock

Following the effective time of the Share Exchange, AVA will not conduct directly any business operations from which it will derive any revenues. AVA plans to obtain funds for its operations from dividends paid to AVA on the stock of its subsidiaries and from sales of its securities, which may consist of debt securities and preferred stock, as well as additional shares of AVA Common Stock. Dividends on AVA Common Stock will depend primarily upon the results of operations, cash flows, and financial condition of Avista and AVA’s other subsidiaries, and their ability to pay dividends on their capital stock owned, directly or indirectly, by AVA.

The payment of dividends on AVA Common Stock is within the discretion of, and subject to declaration by, AVA’s Board of Directors. It is contemplated that AVA initially will pay dividends on AVA Common Stock at the current level of dividends paid on Avista Common Stock. In addition, it is contemplated that such dividends of AVA will be declared and paid on approximately the same schedule of dates now followed by Avista with respect to dividends on Avista Common Stock. The most recent dividend declared by the Board of Directors of Avista was $0.14 1/2 per share of Avista Common Stock, payable on December 15, 2006 to shareholders of record at the close of business on November 30, 2006.

Dividends on Avista Common Stock

Subject to the availability of earnings and the needs of its electric and gas utility business and to the rights of the holders of Avista preferred stock and further, to periodic review and declaration by its Board of Directors, Avista intends to make regular cash payments to AVA in the form of dividends on Avista Common Stock in amounts that, to the extent not otherwise provided by AVA’s other subsidiaries, would be sufficient for AVA to pay cash dividends on AVA Common Stock as referred to above, for operating expenses of AVA and for such other purposes as the Board of Directors of AVA may determine.

The declaration and payment of future dividends will be at the discretion of the Board of Directors of each of AVA, Avista and AVA’s other direct and indirect subsidiaries. There can be no assurance that payment of dividends will continue at current levels.

Other Information

Reference is made to the Proxy Statement-Prospectus, which is incorporated herein by reference, for additional information regarding the proposed formation of a holding company, including, without limitation, the federal income tax consequences of the Share Exchange.

Description of AVA Common Stock; Comparative Shareholder Rights

General

The authorized capital stock of AVA consists of 10,000,000 preferred shares, without nominal or par value, which is issuable in series (the “AVA Preferred Stock”), and 200,000,000 common shares (the “AVA Common Stock”). Avista has the same number of authorized shares of capital stock, of the same classes.

In the Share Exchange, AVA will issue a number of shares of AVA Common Stock equal to the number of shares of Avista Common Stock then outstanding. The terms of the AVA Common Stock include those stated in the AVA Articles and the AVA Bylaws (each as defined below) and those made applicable thereto by the Washington BCA. The following summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the AVA Articles, the AVA Bylaws and the Washington BCA. AVA’s Amended and Restated Articles of Incorporation and its Amended and Restated Bylaws, each substantially in the form to be in effect immediately prior to the effective time of the Share Exchange (the “AVA Articles” and the “AVA Bylaws”, respectively), are attached as Exhibits B and C, respectively, to the Proxy Statement — Prospectus, which is incorporated by reference. Whenever particular provisions of the AVA Articles or the AVA Bylaws are referred to, those provisions are incorporated as part of the statements made in this prospectus and those statements are qualified in their entirety by that reference.

Dividend Rights

After full provision for all AVA Preferred Stock dividends declared or in arrears, the holders of AVA Common Stock will be entitled to receive such dividends as may be lawfully declared from time to time by AVA’s Board of Directors.

The entitlement of the AVA Common Stock to dividends will be the same as that of the Avista Common Stock.

Voting Rights

The holders of the AVA Common Stock will have sole voting power, subject to any voting rights which may be granted to the holders of the AVA Preferred Stock or any series thereof and except as otherwise provided by law. Each holder of AVA Common Stock will be entitled to one vote per share, except that, in the election of directors, each holder will have “cumulative” voting rights by which such holder will be entitled to that number of votes which is equal to the number of directors to be elected multiplied by the number of shares held. These votes may all be cast for a single nominee for director or may be distributed among any two or more nominees.

The voting rights of the AVA Common Stock will be substantially the same as those of the Avista Common Stock.

Liquidation Rights

In the event of any liquidation or dissolution of AVA, after satisfaction of the preferential liquidation rights of the AVA Preferred Stock, the holders of AVA Common Stock would be entitled to share ratably in all assets of AVA available for distribution to shareholders.

The entitlement of the AVA Common Stock to assets upon liquidation or dissolution will be the same as that of the Avista Common Stock.

Pre-Emptive Rights

Like the holders of Avista Common Stock, holders of AVA Common Stock will have no pre-emptive rights.

Preferred Stock

The AVA Articles will provide that the Board of Directors may establish series of AVA Preferred Stock and, with respect to each series, determine the preferences, limitations, voting powers and relative rights thereof.

The Avista Board of Directors has similar authority with respect to Avista Preferred Stock, except that the Avista Articles contain limitations on permissible differences among series and provide that, except in the limited circumstances set forth in the Avista Articles and as provided by law, the holders of Avista Preferred Stock have no right to vote in the election of directors or for any other purpose.

Classified Board of Directors

Both the AVA Articles and the AVA Bylaws will provide for a Board of Directors divided into three classes. Each director of a class will generally serve for a term of three years, with only one class of directors being elected in each year. The classification of the Board of Directors reduces the impact of cumulative voting rights.

The Avista Articles and the Avista Bylaws contain substantially the same provisions for a classified Board of Directors.

Miscellaneous Corporate Governance Provisions

The AVA Articles will provide, as the Avista Articles currently provide, without any significant difference, that:

•	the number of directors shall not exceed eleven (except in circumstances in which holders of AVA Preferred Stock are entitled to elect members of the Board);

•	directors may be removed only for cause and only by the affirmative vote of the holders of a majority of the voting power of the shares of the company entitled generally to vote in the election of directors at a meeting of shareholders expressly called for that purpose;

•	any vacancy on the Board may be filled by the remaining directors then in office even though less than a quorum; and

•	special meetings of shareholders may be called only by the President, the Chairman of the Board, a majority of the Board of Directors, or the Executive Committee of the Board, and shall be called by the Corporate Secretary at the request of the holders of not less than two-thirds of all the outstanding shares of AVA Common Stock; and only matters specified in the call of or request for a special meeting may be considered or voted on at such meeting.

The AVA Bylaws will provide, as the Avista Bylaws currently provide, without any significant difference, that:

•	a holder of AVA Common Stock may nominate persons for election as directors only if written notice (meeting specified requirements) of intention to make such nomination is given to the Corporate Secretary not later than (i) in the case of an annual meeting of shareholders, 90 days in advance of the meeting or (ii) in the case of a special meeting of shareholders, the seventh day after the date on which notice is first given to shareholders; and

•	a holder of AVA Common Stock may propose business to be brought before an annual meeting of shareholders only if, among other things (i) such business is a proper matter for shareholder action under the Washington BCA and (ii) the shareholder shall give written notice (meeting specified requirements of intention to bring such business before the meeting is given to the Corporate Secretary (subject to certain exceptions) not less than 120 nor more than 180 days prior to the first anniversary of the date on which AVA first mailed its proxy materials for the preceding annual meeting of shareholders.

The AVA Articles will provide that the approval of two-thirds (2/3) of the outstanding shares of AVA Common Stock is required to alter, amend or repeal the provisions of the AVA Articles described above or the provision of the AVA Bylaws relating to procedures for the nomination of directors. The Avista Articles require an 80% shareholder vote for such matters.

Limitation of Liability; Indemnification

The AVA Articles will provide, as the Avista Articles currently provide, that:

•	directors will not be liable to AVA or its shareholders for monetary damages for conduct as a director, except as such limitation is prohibited by law; and

•	AVA will indemnify its directors against liability and expenses to the fullest extent permitted by law.

Amendments to AVA Articles of Incorporation

The Washington BCA provides that, in the case of a public company, amendments to articles of incorporation must generally be approved by each voting group entitled to vote by the affirmative vote of the holders of a majority of all the votes entitled to be cast by that voting group, unless the articles of incorporation require a greater proportion.

As discussed under “Miscellaneous Corporate Governance Provisions”, the AVA Articles will provide that the affirmative vote of two thirds (2/3) of the outstanding shares of AVA Common Stock will be required to amend or repeal provisions of the AVA Articles relating to (a) calling special meetings of shareholders, (b) the number, tenure, vacancy, classification, nomination or removal of directors, or (c) adoption, amendment or repeal of the AVA Bylaws. All other amendments to the AVA Articles will be approved by the affirmative vote of a majority of the outstanding shares of AVA Common Stock and of any other voting group entitled to vote, unless a greater percentage is required by law.

The Avista Articles have provisions similar in substance, except that, as to all matters of the character described in the first sentence of the preceding paragraph, the Avista Articles require an affirmative vote of 80% of the outstanding shares of Avista Common Stock.

The Avista Articles have a provision similar in substance, except that, as to all matters of the character described in clause (c) of the preceding paragraph, the Avista Restated Articles require an 80% vote.

Amendments to Bylaws

The Washington BCA provides that the shareholders or the board of directors may amend, repeal or adopt bylaws unless the articles of incorporation reserve this power exclusively to the shareholders.

The AVA Articles and the AVA Bylaws provide that the Board of Directors has the power to adopt, amend or repeal the AVA Bylaws and that the shareholders may amend or repeal the AVA Bylaws or adopt new bylaws; provided, however, that the AVA Bylaws require the affirmative vote of at least two-thirds (2/3) of the outstanding shares of AVA Common Stock to alter, amend or repeal, or adopt any provision inconsistent with, provisions relating to the tenure, vacancy, classification or nomination of directors and calling and conduct of special meetings of shareholders.

The Avista Bylaws contain a proviso similar to that described above, except that the Avista Bylaws require an 80% vote.

Anti-Takeover Effect

The provisions of the AVA Articles and the AVA Bylaws described above under “Classified Board of Directors” and “Miscellaneous Corporate Governance Provisions”, together with the provisions of the Washington BCA described above under “Statutory Limitations on ‘Significant Business Transactions’,” considered either individually or in the aggregate, may have an “anti-takeover” effect. These provisions could discourage a future takeover attempt which is not approved by AVA’s Board of Directors but which individual shareholders might deem to be in their best interests or in which shareholders would receive a premium for their shares over current market prices. Certain of these provisions could also impede or delay the consideration of shareholder meetings of matters other than those the Board of Directors or officers deem appropriate or desirable. The provisions described above under “Classified Board of Directors” could also cause the removal of the incumbent Board of Directors or management to require more time or render such removal more difficult, procedurally or otherwise.

However, as discussed herein, substantially the same provisions are contained in the Avista Articles and the Avista Bylaws, except that, as noted under “Miscellaneous Corporate Governance Provisions”, where the AVA organizational documents will require a 66 2/3% shareholder vote to amend or repeal the provision in question, the Avista organizational documents currently require an 80% shareholder vote.

Moreover, as discussed below under “Certain Other Attributes of AVA Common Stock”, the Avista Articles contain a “fair price” provision which could discourage or impede a future takeover attempt. The AVA Articles will contain no such provision.

Like Avista Preferred Stock, AVA Preferred Stock will be issuable in series, and with terms, established by the AVA Board of Directors. Although the AVA Board of Directors has no current intention of doing so, it could authorize the issuance of one or more series having terms that could discourage or impede future takeover attempts.

Certain Other Attributes of AVA Common Stock

General

The Avista Articles contain certain provisions that the AVA Articles will not contain. In addition, as described below, Avista currently has a shareholder rights plan.

“Fair Price” Provision

The AVA Articles will not contain a “fair price” provision such as that contained in the Avista Articles, as described above.

Sales of Assets

The Washington BCA permits a corporation to sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business if the transaction is recommended to the shareholders by the Board of Directors and approved by two-thirds (2/3) of all votes entitled to be cast, unless the articles of incorporation require a different proportion, which may not be less than a majority.

The Avista Articles provide that any property of Avista not essential to the conduct of its corporate business may be sold, leased, exchanged or otherwise disposed of, by authority of Avista’s Board of Directors. The Avista Articles further provide that Avista may sell, lease, exchange or otherwise dispose of all its property and franchises, or any of its property, franchises, corporate rights or privileges, essential to the conduct of its corporate business upon such terms as may be authorized by a majority of Avista’s directors and the holders of two-thirds (2/3) of the outstanding shares of Avista Common Stock (unless a greater percentage is required by law).

The AVA Articles will not include any provision relating to the sale, lease or other disposition of property or assets. AVA and Avista believe that the Washington BCA provides adequate protections to shareholders with respect to sales of assets.

Shareholder Rights Plan

AVA does not have a shareholder rights plan at the date of this prospectus. After the effective time of the Share Exchange, the Board of Directors of AVA may consider whether or not to adopt a shareholder rights plan.

WHERE YOU CAN FIND MORE INFORMATION

General

Avista is subject to the informational reporting requirements of the Exchange Act. Avista files annual, quarterly and special reports, proxy statements and other documents with the SEC (File No. 1-3701). These documents contain important business and financial information. You may read and copy any materials Avista files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Avista’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Other than those documents or portions of documents incorporated by reference into this prospectus, information on this website does not constitute a part of this prospectus.

Incorporation of Documents by Reference

The SEC allows us to incorporate by reference the information that we file with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. We are incorporating into this prospectus by reference:

•	Avista’s most recent Annual Report on Form 10-K filed with the SEC pursuant to the Exchange Act;

•	all other documents filed by Avista with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by Avista’s most recent Annual Report and prior to the termination of the offering made by this prospectus, and all of those documents are deemed to be a part of this prospectus from the date of filing such documents; it being understood that documents which are “furnished” but not “filed”, in accordance with SEC rules, will not be deemed to be incorporated by reference. We refer to the documents incorporated into this prospectus by reference as the “Incorporated Documents”. Any statement contained in an Incorporated Document may be modified or superseded by a statement in this prospectus (if such Incorporated Document was filed prior to the date of this prospectus) in any prospectus supplement or in any subsequently filed Incorporated Document. The Incorporated Documents as of the date of this prospectus are:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	the Proxy Statement-Prospectus, dated April 11, 2006, excluding those portions thereof that are deemed “furnished” to, and not “filed” with, the SEC;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and

•	Current Reports on Form 8-K filed on January 10, February 14, March 24, April 12, May 17, June 8, June 20, June 28, August 21, September 6 and November 14, 2006.

You may request any of these filings, at no cost, by contacting us at the address or telephone number provided on page 2 of this prospectus. Avista maintains an Internet site at http://www.avistacorp.com which contains information concerning Avista and its affiliates. The information contained at Avista’s Internet site is not incorporated in this prospectus by references and you should not consider it a part of this prospectus.

LEGAL MATTERS

The validity of the Securities and certain other matters will be passed upon for Avista by Dewey Ballantine LLP, counsel to Avista, and by Marian M. Durkin, Esq., Senior Vice President and General Counsel of Avista. The validity of the Securities and certain other matters will be passed upon for any underwriters or agents by counsel to the extent identified in the applicable prospectus supplement. In giving their opinions, Dewey Ballantine LLP and counsel for any underwriters or agents may rely as to matters of Washington, Idaho, Montana and Oregon law upon the opinion of Marian M. Durkin, Esq.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph referring to certain changes in accounting and presentation resulting from the impact of recently adopted accounting standards, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting) which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Offered Bonds offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

$150,000,000
Avista Corporation
5.70% First Mortgage Bonds
Series due 2037

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

BNY Capital Markets, Inc.
KeyBanc Capital Markets
A.G. Edwards
Banc of America Securities LLC